Exhibit 4.1

WYNN LAS VEGAS, LLC
and
WYNN LAS VEGAS CAPITAL CORP.,
as joint and several obligors

AND

KEVYN, LLC
LAS VEGAS JET, LLC
WORLD TRAVEL, LLC
WYNN GOLF, LLC
WYNN SHOW PERFORMERS, LLC
and
WYNN SUNRISE, LLC,
as guarantors

SERIES A AND SERIES B

7⅞% FIRST MORTGAGE NOTES DUE 2020

INDENTURE

Dated as of April 28, 2010

U.S. BANK NATIONAL ASSOCIATION

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)	10.03
(b)(2)	7.06; 7.07
(c)	7.06; 14.02
(d)	7.06
314(a)	4.03;14.02; 14.05
(b)	10.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	10.03, 10.04, 10.05
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05,14.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	N.A.
(b)	N.A.
(c)	14.01

N.A. means not applicable.
* This Cross Reference Table is not part of the Indenture.

2

TABLE OF CONTENTS

i

Section 4.03	Reports.
Section 4.04	Compliance Certificate.	70
Section 4.05	Taxes.	71
Section 4.06	Stay, Extension and Usury Laws.	71
Section 4.07	Restricted Payments.	72
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of Wynn Las Vegas.	75
Section 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock.	76
Section 4.10	Asset Sales.	80
Section 4.11	Transactions with Affiliates.	82
Section 4.12	Liens.	84
Section 4.13	Line of Business.	84
Section 4.14	Corporate and Organizational Existence.	84
Section 4.15	Offer to Purchase Upon Change of Control.	84
Section 4.16	Events of Loss	86
Section 4.17	Designation of Restricted and Unrestricted Subsidiaries.	89
Section 4.18	Limitation on Status as Investment Company.	89
Section 4.19	Limitation on Sale and Leaseback Transactions.	89
Section 4.20	Restrictions on Payments of Management Fees.	90
Section 4.21	Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries.	90
Section 4.22	Amendments to Certain Agreements.	91
Section 4.23	Amendments to Operating Agreements and Charter Documents.	92
Section 4.24	Insurance.	92
Section 4.25	Additional Collateral; Formation or Acquisition of Restricted Subsidiaries, Designation of Unrestricted Subsidiaries as Restricted Subsidiaries or Permitted C-Corp. Conversion.	92
Section 4.26	Additional Collateral; Acquisition of Assets or Property.	94
Section 4.27	Further Assurances.	94
Section 4.28	Payments for Consent.	95
Section 4.29	Restrictions on Activities of Wynn Capital.	95

ARTICLE 5. SUCCESSORS

Section 5.01	Merger, Consolidation, or Sale of Assets.	96
Section 5.02	Successor Corporation Substituted.	97

ARTICLE 6. DEFAULTS AND REMEDIES
Section 6.01	Events of Default.	97
Section 6.02	Acceleration.	100
Section 6.03	Other Remedies.	100
Section 6.04	Waiver of Past Defaults.	100
Section 6.05	Control by Majority.	101
Section 6.06	Limitation on Suits.	101

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	LIST OF COLLATERAL DOCUMENTS

v

INDENTURE dated as of April 28, 2010 among Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”) and Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital,” and together with Wynn Las Vegas, the “Issuers”), as joint and several obligors, and Kevyn, LLC, a Nevada limited liability company, Las Vegas Jet, LLC, a Nevada limited liability company, World Travel, LLC, a Nevada limited liability company, Wynn Golf, LLC, a Nevada limited liability company, Wynn Show Performers, LLC, a Nevada limited liability company and Wynn Sunrise, LLC, a Nevada limited liability company, as guarantors (the “Initial Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

The Issuers, the Initial Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7 7/8% First Mortgage Notes due 2020 (the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Access Easement Agreement” means that certain Access Easement Agreement, dated as of December 14, 2004, by and between Wynn Golf, LLC and Wynn Las Vegas, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Section 4.22 hereof.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Entertainment Facility” means a showroom or entertainment facility adjoining the Wynn Las Vegas hotel and casino resort on the Project Site other than the Entertainment Facility.

“Additional Notes” means Additional Notes (other than the Initial Notes and the Exchange Notes) issued under this Indenture in accordance with Section 2.13 hereof, as part of the same series as the Initial Notes. Any Additional Notes shall vote on all matters as one class with the Initial Notes being issued on the date hereof, including, without limitation, waivers, amendments and redemptions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Agreements” means:

(1)	the Management Agreement,

(2)	the Project Lease and Easement Agreements,

(3)	the Art Rental and Licensing Agreement, and

(4)	the Wynn IP Agreement,

in each case as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Sections 4.11 and 4.22 hereof.

“Agent” means any Registrar, Paying Agent or additional paying agent.

“Aircraft” means that certain 1999 Boeing 737-79U Business Jet aircraft bearing manufacturer’s serial number 29441 and United States Federal Aviation Administration Number N88WZ, together with engines attached thereto, owned by a trust of which World Travel, LLC is the beneficial interest holder.

“Aircraft Assets” means (1) the Aircraft, together with the products and proceeds thereof, and (2) the Aircraft Note.

“Aircraft Note” means that certain promissory note, dated as of March 30, 2007, issued by World Travel, LLC in favor of Wynn Las Vegas in an aggregate principal amount of $42.0 million.

“Allocable Overhead” means, at any time with respect to each Qualifying Project, an amount equal to (1) the amount of reasonable corporate or other organizational overhead expenses of, and actually incurred by, Wynn Resorts and its Subsidiaries (other than the Issuers) calculated in good faith on a consolidated basis, after the elimination of intercompany transactions, in accordance with GAAP, divided by (2) the number of Qualifying Projects. However, amounts allocated to any Qualifying Project shall be prorated based on the period within such period that such Qualifying Project was in operation or financing therefor was obtained. With respect to any amounts payable pursuant to the Affiliate Agreements or any agreements entered into by and among Wynn Resorts, any of its Subsidiaries and/or any of their respective Affiliates, any payment in respect of Allocable Overhead shall not include any fee, profit or similar component and shall represent only the payment or reimbursement of actual costs and expenses. The amount of Allocable Overhead payable during any 12-month period shall not exceed 2.0% of Net Revenues of Wynn Las Vegas and its Restricted Subsidiaries for such period of four full consecutive fiscal quarters.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Art Rental and Licensing Agreement” means the Fourth Amended and Restated Art Rental and Licensing Agreement, dated as of June 30, 2005, by and between Stephen A. Wynn, as lessor, and Wynn Gallery, LLC, as lessee, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Section 4.22 hereof.

“Aruze USA” means Aruze USA, Inc., a Nevada corporation.

“Asset Sale” means:

(1)           the sale, lease, conveyance or other disposition of any assets; and

(2)           the issuance of Equity Interests by Wynn Capital or any of the Restricted Subsidiaries or the sale of Equity Interests in Wynn Capital or any of the Restricted Subsidiaries.

Notwithstanding the preceding, the sale, conveyance or other disposition of all or substantially all of the assets of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, shall be governed by Sections 4.15 and 5.01 hereof and not by Section 4.10 hereof.

In addition, none of the following items shall be deemed to be an Asset Sale (except for purposes of the definition of “Consolidated Cash Flow”) (such items, “Permitted Dispositions”):

(1)           any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2)           the sale, lease, conveyance or other disposition of any assets:

   (a)           to Wynn Las Vegas and/or its Restricted Subsidiaries, or

   (b)           by (i) any Restricted Subsidiary that is not a Guarantor to (ii) any Restricted Subsidiary that is a Guarantor.

(3)           an issuance of Equity Interests by Wynn Las Vegas or any of the Restricted Subsidiaries to Wynn Las Vegas or any of its Restricted Subsidiaries;

(4)           the sale, lease or exchange of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)           the disposition of obsolete, damaged or worn-out property that is no longer necessary for the conduct of the business of Wynn Las Vegas or any of the Restricted Subsidiaries;

(6)           the sale or other disposition of cash or Cash Equivalents;

(7)           a Restricted Payment or Permitted Investment that is permitted under Section 4.07 hereof;

(8)           like-kind exchanges of personal property if the Fair Market Value of the personal property transferred by Wynn Las Vegas or any of the Restricted Subsidiaries in such exchanges does not exceed $20.0 million in the aggregate in any calendar year;

(9)           a dedication of space within the Projects as necessary for the development of the Projects and as permitted by the Collateral Documents;

(10)         licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(11)         the transfer or sale or disposition of any Released Assets or Aircraft Assets; provided that any revenues in excess of $10.0 million (in the aggregate) generated by sales, leases or other dispositions of any assets in connection with (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project, shall constitute Asset Sales and shall be disposed of in accordance with Section 4.10;

(12)         a transfer of assets between or among Wynn Las Vegas and the Restricted Subsidiaries pursuant to any Affiliate Agreement;

(13)         the granting, creation or existence of a Permitted Lien and dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Permitted Liens, under circumstances not otherwise resulting in Defaults or Events of Default, so long as the net proceeds, if any, of any such disposition received by Wynn Las Vegas or any of its Restricted Subsidiaries shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with Section 4.10 hereof;

(14)         Government Transfers or Permitted Liens of the type described in clause (12) of the definition of “Permitted Liens,” so long as the net proceeds, if any, of any such disposition received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect thereof shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with Section 4.10 hereof; and

(15)         transfers, leases or other dispositions of the Koval Land or any portion of or interest in the Koval Land.

Notwithstanding the foregoing, any sale of assets which requires a mandatory prepayment of amounts outstanding (or the mandatory reduction of commitments thereunder) under the Credit Agreement shall constitute an Asset Sale for purposes of this Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership;

(3)           with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and

(4)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and

(4)           any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)           certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(7)           to the extent not permitted in clauses (1) through (6) of this definition, Permitted Securities; and

(8)           to the extent not included in clauses (1) through (7) of this definition, funds managed or offered by the Trustee that invest exclusively in the securities and instruments described in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Principal or a Related Party of the Principal;

(2)           the adoption of a plan relating to the liquidation or dissolution of either Issuer or any successor thereto;

(3)           the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that:

  (a)           any “person” (as defined in clause (1) above), other than the Principal and any of his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests,

  (b)           any “person” (as defined in clause (1) above) (other than (x) Elaine P. Wynn, so long as the Stockholders Agreement, as in effect on the date of this Indenture, remains in full force and effect, and (y) Kazuo Okada, Aruze USA and UEC, so long as (i) the Stockholders Agreement, as in effect on the date of this Indenture, remains in full force and effect, (ii) a majority of the Board of Directors of Wynn Resorts is constituted of Persons named on any slate of directors chosen by the Principal and Aruze USA pursuant to the Stockholders Agreement, as in effect on the date of this Indenture, and (iii) Kazuo Okada and his Related Parties either (A) “control” (as that term is used in Rule 405 under the Securities Act) UEC and Aruze USA or (B) otherwise remain the direct or indirect Beneficial Owners of the Voting Stock of Wynn Resorts held by UEC) becomes the Beneficial Owner, directly or indirectly, of a greater percentage of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, than is at that time Beneficially Owned by the Principal and his Related Parties as a group,

(4)           the first day on which a majority of the members of the respective Boards of Directors of Wynn Resorts or Wynn Capital are not Continuing Directors;

(5)           the first day on which Wynn Resorts ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of Wynn Las Vegas;

(6)           Wynn Resorts consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Wynn Resorts, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Wynn Resorts is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Wynn Resorts outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(7)           an event constituting a “change of control” under the indenture governing the 2014 Notes; or

(8)           an event constituting a “change of control” under the indenture governing the 2017 Notes.

Notwithstanding the above, a Change of Control shall not occur solely by reason of a Permitted C-Corp. Conversion.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets, now owned or hereafter acquired, of either Issuer, any Guarantor, any Restricted Subsidiary or any other Person, to the extent such assets are pledged or assigned or purport to be pledged or assigned, or are required to be pledged or assigned under this Indenture or the Collateral Documents to the Trustee, including the Primary Note Collateral, together with the proceeds and products thereof (including, without limitation, the proceeds of Asset Sales).

“Collateral Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the applicable security document and the Intercreditor Agreement, and its successors and assigns in such capacity.

“Collateral Documents” means:

(1)           the Deeds of Trust;

(2)           the Security Agreements;

(3)           the Intercreditor Agreement;

(4)           the Control Agreements;

(5)           the Management Fees Subordination Agreement; and

(6)           instruments, documents, pledges or filings that create, evidence, perfect, set forth, consent to, acknowledge or limit the security interest of the Trustee in the Collateral,

in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with this Indenture and the Collateral Documents.

“Collateral Release Period” means any period of the time while the Notes remain outstanding during which the Holders’ security interest in all of the Collateral is released in accordance with the conditions described in Section 10.03(b) hereof.

“Completion Guarantor” means Wynn Completion Guarantor, LLC, a Nevada limited liability company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income; plus

(3)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)           depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)           any pre-opening expenses, to the extent such pre-opening expenses were deducted in calculating Consolidated Net Income on a consolidated basis; plus

(6)           non-cash items reducing Consolidated Net Income for such period, minus

(7)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Wynn Las Vegas shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Wynn Las Vegas only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to Wynn Las Vegas by such Restricted Subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its equity holders.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the consolidated net income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense or the Tax Amount (whether or not paid during such period), (b) consolidated interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of Wynn Las Vegas, the loans and letters of credit under the Credit Agreement), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and (e) any extraordinary expenses or losses (and, whether or not otherwise includable as separate items in the statement of such consolidated net income for such period, non-cash losses on sales of assets outside of the ordinary course of business and pre-opening expenses) and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income (except to the extent deducted in determining consolidated interest expense) and (b) any extraordinary income or gains (and, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis in accordance with GAAP

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Wynn Las Vegas and its Subsidiaries for such period.

“Consolidated Member” means a Person that joins (or would join upon the consummation of a Permitted C-Corp. Conversion) in the filing of a consolidated, combined or unitary tax return for United States federal, state or local income or franchise tax purposes with Wynn Resorts, Limited, which Person is Wynn Las Vegas, the Completion Guarantor, or any of their respective Subsidiaries.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP. For purposes of determining Consolidated Net Income:

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of such Person;

(2)           the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3)           the Net Income (loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)           the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)           the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred equity.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Wynn Las Vegas and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who:

(1)           was a member of such Board of Directors on the date hereof; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Control Agreements” mean (1) the Control Agreement, dated as of December 14, 2004, among Wynn Show Performers, the securities intermediary named therein and the Collateral Agent, (2) the Control Agreement, dated as of December 14, 2004, among Las Vegas Jet, LLC, the securities intermediary named therein and the Collateral Agent, (3) the Control Agreement, dated as of December 14, 2004, among Wynn Las Vegas, the securities intermediary named therein and the Collateral Agent, (4) the Collateral Account Control Agreement, dated as of September 18, 2008, among Wynn Las Vegas, the securities intermediary named therein and the Collateral Agent and (5) the Control Agreement, dated as of the date hereof, among Kevyn, LLC, the securities intermediary named therein and the Collateral Agent, each as amended, modified or otherwise supplemented from time to time in accordance with its terms, this Indenture and the other Collateral Documents.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 15, 2006, by and among Wynn Las Vegas, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, issuing lender and swing line lender, Deutsche Bank Securities Inc., as joint book running manager and lead arranger, Banc of

America Securities LLC, as joint book running manager and lead arranger, Bank of America, N.A. as syndication agent, JPMorgan Chase Bank, N.A., as joint documentation agent, J.P. Morgan Securities Inc., as joint book running manager and arranger, SG Americas Securities, LLC, as arranger and joint book running manager, Société Générale, as joint documentation agent, and, in each case as managing agent, Bank of Scotland, HSH Nordbank AG, The Royal Bank of Scotland plc and Wachovia Bank, providing for revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (whether with the same or different lenders or holders, including by means of sales of debt securities to institutional investors) from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Dealer Managers” means Deutsche Bank Securities, Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.

“Dealership Lease Agreement” means the Dealership Lease Agreement, dated as of January 13, 2005, between Wynn Las Vegas, as lessor, and PW Automotive, LLC, as lessee, with respect to the lease of space at the Wynn Las Vegas Resort for the development and operation of a Ferrari and Maserati automobile dealership, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Section 4.22 hereof.

“Deeds of Trust” means the deeds of trust entered into by  Wynn Las Vegas and/or any Guarantor, dated as of the date of this Indenture, and any other deeds of trust entered into by any such party after the date of this Indenture, in each case, for the benefit of Deutsche Bank Trust Company Americas,  in  its capacity as collateral agent for the benefit of the Trustee, the Holders and any other Secured Parties (as defined therein), in each case, to secure the obligations under this Indenture and the Notes in accordance with the provisions of this Indenture and the Collateral Documents, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interest in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Disbursement Agent” means Deutsche Bank Trust Company Americas, in its capacity as the disbursement agent under the Disbursement Agreement and its successors in such capacity pursuant to the Disbursement Agreement.

“Disbursement Agreement” means the Amended and Restated Master Disbursement Agreement, dated as of October 25, 2007, among Wynn Las Vegas, a representative of the lenders under the Credit Agreement and the Disbursement Agent in connection with the Projects, as amended, modified or otherwise supplemented from time to time in accordance with its terms.

“Discharge” has the meaning given in the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Wynn Las Vegas to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Wynn Las Vegas may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof and (2) any Capital Stock shall not constitute Disqualified Stock solely because it is required to be redeemed under applicable Gaming Laws. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this indenture shall be the maximum amount that Wynn Las Vegas and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Wynn Las Vegas that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Wynn Las Vegas.

“Encore at Wynn Las Vegas” means the hotel tower, casino facility and retail and convention space that is part of Wynn Las Vegas and called “Encore at Wynn Las Vegas.”

“Entertainment Facility” means a showroom or entertainment facility adjoining the Wynn Las Vegas Resort and connected directly to such hotel.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), whether in respect of a single event or a series of related events, any of the following:

(1)           any loss, destruction or damage of such property or asset;

(2)           any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(3)           any settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of Wynn Las Vegas or its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid or redeemed after giving effect to the Exchange Offer.

“Existing Stockholders” means Stephen A. Wynn and Aruze, USA, Inc.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (1) an appropriate officer of Wynn Las Vegas, in the case of any value equal to or less than $10.0 million or (2) the Board of Directors of Wynn Capital, in the event of any value greater than $10.0 million (in each case, unless otherwise provided in this Indenture). With respect to any Affiliate Transactions, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

“First Lien Secured Obligations” has the meaning given to such term in the Intercreditor Agreement.

“First Lien Secured Parties” has the meaning given to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its

Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)           any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Wynn Las Vegas (other than Disqualified Stock) or to Wynn Las Vegas or a Restricted Subsidiary of Wynn Las Vegas, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other applicable gaming regulatory authority or agency, in each case, with authority to regulate the sale or distribution of liquor or any gaming operation (or proposed gaming operation) owned, managed or operated by Wynn Las Vegas or any of the Restricted Subsidiaries or Guarantors.

“Gaming Facility” means any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted and (1) is wholly or partially owned, directly or indirectly, by Wynn Las Vegas or any Restricted Subsidiary or (2) any portion or aspect of which is managed or used, or expected to be managed or used, by Wynn Las Vegas or any Restricted Subsidiary or Guarantor.

“Gaming Law” means the gaming laws, rules, regulations or ordinances of any jurisdiction or jurisdictions to which Wynn Las Vegas or any of the Restricted Subsidiaries or Guarantors is, or may be, at any time after the date of this Indenture, subject.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of this Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Wynn Las Vegas or any of the Restricted Subsidiaries or Guarantors.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means each of the global Notes issued in accordance with Section 2.01 and substantially in the form of Exhibit A-1 attached hereto that, except as otherwise provided in Section 2.01(b) hereof, bear the Global Note Legend and that have the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that are deposited with or on behalf of and registered in the name of the Depositary.

“Golf Course” means the 18-hole championship golf course located on the Golf Course Land.

“Golf Course Land” means that portion of the Project Site described in Exhibit Q-3 to the Disbursement Agreement designated as the Golf Course Land (both the fee interest and leasehold interest estates) in the Collateral Documents, together with all improvements thereon and all rights appurtenant thereto.

“Golf Course Lease” means the Golf Course Lease, dated as of December 14, 2004, between Wynn Golf, as lessor, and Wynn Las Vegas, as lessee, with respect to the lease of land on the Golf Course, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Section 4.22 hereof.

“Government Securities” means securities that are:

(1)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law)

such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Government Transfers” means:

(1)           any seizures, condemnations, confiscations or takings by the power of eminent domain or other similar mandatory actions, in each case by a governmental authority against real property held by Wynn Las Vegas or any of the Restricted Subsidiaries, or

(2)           any transfers of interests in real property held by Wynn Las Vegas or any of the Restricted Subsidiaries to any State of Nevada, Clark County or local governmental authority consisting of easements, rights-of-way, dedications, exchanges or swaps or other similar transfers undertaken in furtherance of the development, construction or operation of the Projects, so long as such transfers, individually and in the aggregate, do not materially interfere with the ordinary course of business or the assets or operations of Wynn Las Vegas or any of the Restricted Subsidiaries, or materially detract from the value of the real property subject thereto.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1)           the Restricted Subsidiaries that are Domestic Subsidiaries, other than Immaterial Subsidiaries, and

(2)           any other Person that provides a Guarantee by executing a supplemental indenture in accordance with the provisions of this Indenture,

and, except to the extent the applicable Note Guarantee is released in accordance with the applicable provisions of this Indenture, their respective successors and assigns (other than the Issuers). A Person shall cease to be a Guarantor following the release of its Note Guarantee as described in Sections 11.05 and 11.06 hereof.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and/or commodity prices.

“Holder” means any registered holder, from time to time, of the Notes. Only registered holders shall have any rights under this Indenture.

“Home Site Land” means a tract of land (not to exceed 20 acres) located on the Golf Course Land where residential and non-gaming related developments may be built, after the release of the Trustee’s Liens (for the benefit of the Holders) thereon in accordance with Section 10.03(d) hereof.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary shall not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Wynn Las Vegas.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of banker’s acceptances;

(4)           representing Capital Lease Obligations or Attributable Debt;

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)           representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3)           in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4)           in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of:

  (a)           the face amount of such Indebtedness (plus, in the case of any letter of credit or similar instrument, the amount of any reimbursement obligations in respect thereof), and

  (b)           the Fair Market Value of the asset(s) subject to such Lien.

Notwithstanding anything contained in this Indenture to the contrary, any obligation of the Issuers or the Restricted Subsidiaries incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $382,010,000 aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 14, 2004, among the trustee for the 2014 Notes, the trustee for the 2017 Notes, the Trustee, the administrative agent under the Credit Agreement, the Collateral Agent and the other parties thereto from time to time, as such agreement may be amended, modified, restated or supplemented in accordance with the terms of this Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding advances made to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Wynn Las Vegas or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Wynn Las Vegas such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Wynn Las Vegas, Wynn Las Vegas shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Wynn Las Vegas’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07 hereof. The acquisition by Wynn Las Vegas or any of the Restricted Subsidiaries that holds an Investment in a third Person shall be deemed to be an Investment by Wynn Las Vegas or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuers” means Wynn Las Vegas and Wynn Capital.

“Koval Land” means the approximately 18 acres of land located across from the Projects on Koval Lane and Sands Avenue, which is used for employee parking and other ancillary uses.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, (ii) any lease in the nature thereof, or (iii) any agreement to deliver a security interest in any asset. Notwithstanding the foregoing, the trust established and maintained for the sole purpose of holding title to the Aircraft and which a Restricted Subsidiary of Wynn Las Vegas is the sole beneficiary thereof shall not be considered a Lien for purposes of this Indenture.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Macau Project” means the casino and hotel in Macau contemplated by the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region of the People’s Republic of China, dated June 24, 2002, between the Macau Special Administrative Region of the People’s Republic of China and Wynn Resorts (Macau), S.A, together with the Encore project adjacent thereto.

“Management Agreement” means the Management Agreement, dated as of December 14, 2004, among Wynn Resorts, as manager, the Issuers and the Restricted Subsidiaries, as amended, modified or supplemented from time to time in any manner not in contravention of Section 4.22 hereof.

“Management Fees” means any fees payable pursuant to the Management Agreement, in an aggregate amount not to exceed, during any 12-month period, 1.5% of Net Revenues of Wynn Las Vegas and its Restricted Subsidiaries for the period of four full consecutive fiscal quarters of Wynn Las Vegas most recently ended prior to the commencement of such 12-month period.

“Management Fees Subordination Agreement” means the Management Fees Subordination Agreement, dated as of the date of this Indenture, by and among Wynn Resorts, the Issuers, the Guarantors and the Trustee.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s shall be deemed to be a reference to the corresponding rating by any such successor.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP (and reduced by any provision in respect of the Tax Amount attributable to such net income) and before any reduction in respect of preferred equity dividends, giving effect to, without duplication, any amounts paid or distributed by Wynn Las Vegas or any of its Restricted Subsidiaries as Allocable Overhead if and to the same extent that such amounts would have been included in the calculation of net income if incurred by Wynn Las Vegas directly, excluding (to the extent previously taken into account in computing net income), however:

(1)           any gain (or loss), together with any related provision for the Tax Amount on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)           any extraordinary gain (or loss), together with any related provision for the Tax Amount on such extraordinary gain (or loss).

“Net Loss Proceeds” means the aggregate cash proceeds received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of:

(1)           the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof),

(2)           amounts required to be and actually applied to the repayment of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees) permitted under this Indenture that is secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss that ranks prior to the security interest of the Trustee in those assets, after giving effect to any provisions in the Collateral Documents and the Intercreditor Agreement as to the relative ranking of security interests, and

(3)           any taxes or Tax Amount paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)           the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and the provision for taxes or Tax Amount paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(2)           amounts, if any, required to be, and in fact, applied to the prepayment of Indebtedness permitted under this Indenture (other than Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees) secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale that ranks prior to the security interest of the Trustee in those assets, after giving effect to any provisions in the Collateral Documents and the Intercreditor Agreement as to the relative ranking of security interests, and

(3)           any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Revenues” means, for any period, the net revenues of Wynn Las Vegas and its Restricted Subsidiaries, as set forth on Wynn Las Vegas’ income statement for the relevant period under the line item “net revenues,” calculated in accordance with GAAP and with Regulation S-X under the Securities Act and in a manner consistent with that customarily utilized in the gaming industry.

“Nevada Gaming Control Act” means Chapter 463 of the Nevada Revised Statutes.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither Wynn Las Vegas nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is an obligor with respect to such Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, other than the Completion Guarantor) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of Wynn Las Vegas or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged by Wynn Las Vegas of one of its Restricted Subsidiaries to secure Indebtedness of the Unrestricted Subsidiary)

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee, by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any debtor under such documentation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Officer” means:

(1)           with respect to a corporation, a Designated Officer of such corporation;

(2)           with respect to a partnership, a Designated Officer of the general partner of such partnership; and

(3)           with respect to a limited liability company, a Designated Officer of such limited liability company, or a Designated Officer of the manager or managing member of such limited liability company, as the case may be (or, if such manager or managing member is an individual, such individual).

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by:

(1)           with respect to a corporation, two Designated Officers of such corporation;

(2)           with respect to a partnership, two Designated Officers of the general partner of such partnership; and

(3)           with respect to a limited liability company, two Designated Officers of the manager or managing member of such limited liability company, as the case may be (or, if such manager or managing member is an individual, such individual), in each case, that meets the requirement of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be an employee of or counsel to Wynn Las Vegas, any of the Restricted Subsidiaries as the case may be, or the Trustee.

“Parent” means Wynn Resorts.

“Pari Passu Debt” means any Indebtedness, other than Indebtedness incurred under the Credit Agreement, that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets or Events of Loss.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Pass Through Entity” means any of (1) a grantor trust for United States federal or state income tax purposes or (2) an entity treated as a partnership or a disregarded entity for United States federal or state income tax purposes.

“Permitted Business” means:

(1)           the gaming business;

(2)           all businesses whether or not licensed by a Gaming Authority which are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, ownership or operation of a Gaming Facility;

(3)           any development, construction, ownership or operation of lodging (including (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project), retail and restaurant or convention facilities, sports or entertainment facilities, golf facilities, art gallery facilities, food and beverage distribution operations, transportation services (including operation and chartering of the Aircraft), sales, leasing and repair of automobiles, parking services, or other activities related to the foregoing;

(4)           any business (including any related and legally permissible internet business) that is a reasonable extension, development or expansion of any of the foregoing; and

(5)           the ownership by a Person of Capital Stock in its direct Wholly Owned Subsidiaries.

“Permitted C-Corp. Conversion” means a transaction resulting in Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries becoming a subchapter “C” corporation under the Code, so long as, in connection with such transaction:

(1)           the subchapter “C” corporation resulting from such transaction is a corporation organized and existing under the laws of any state of the United States or the District of Columbia and the Beneficial Owners of the Equity Interests of the subchapter “C” corporation shall be the same, and shall be in the same percentages, as the Beneficial Owners of Equity Interests of the applicable entity immediately prior to such transaction;

(2)           the subchapter “C” corporation resulting from such transaction assumes in writing all of the obligations, if any, of the applicable entity under (a) this Indenture, the Notes, the Note Guarantees by the Guarantors and the Collateral Documents and (b) all other documents and instruments to which such Person is a party (other than, in the case of clause (a) only, any documents and instruments that, individually or in the aggregate, are not material to the subchapter “C” corporation);

(3)           the subchapter “C” corporation resulting from such transaction complies with Section 4.25 hereof;

(4)           the Trustee is given not less than 45 days’ advance written notice of such transaction and evidence satisfactory to the Trustee (including, without limitation, title insurance and a satisfactory Opinion of Counsel) regarding the maintenance of the perfection and priority of liens granted, or intended to be granted, in favor of the Trustee in the Collateral following such transaction;

(5)           such transaction would not cause or result in a Default or an Event of Default;

(6)           such transaction does not result in the loss or suspension or material impairment of any Gaming License unless a comparable Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(7)           such transaction does not require any Holder or Beneficial Owner of the Notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction;

(8)           Wynn Las Vegas shall have delivered to the Trustee an Opinion of Counsel of national repute in the United States reasonably acceptable to the Trustee confirming that neither Issuer, nor any Restricted Subsidiary, nor any Guarantor nor any of the Holders shall recognize income, gain or loss for United States federal or state income tax purposes as a result of such Permitted C-Corp. Conversion; and

(9)           Wynn Las Vegas shall have delivered to the Trustee a certificate of the Chief Financial Officer of Wynn Las Vegas confirming that the conditions in clauses (1) through (8) have been satisfied.

“Permitted Investments” means:

(1)           any Investment by any entity in Wynn Las Vegas or in a Wholly Owned Restricted Subsidiary of Wynn Las Vegas;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by Wynn Las Vegas or any Restricted Subsidiary in a Person that is engaged in a Permitted Business and that is evidenced by Capital Stock or intercompany notes that are pledged to the Trustee as Primary Note Collateral, if as a result of such Investment:

  (a)           such Person becomes a Wholly Owned Restricted Subsidiary of Wynn Las Vegas, or

  (b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas, and such Investment complies with the provisions of Section 5.01 hereof, if applicable;

(4)           any Investment made as a result of the receipt of non-cash consideration from (i) a Permitted Disposition or (ii) an Asset Sale or an Event of Loss of the type contemplated by clause (3) of the definition of “Event of Loss” that was made pursuant to and in compliance with Sections 4.10 or 4.16 hereof;

(5)           Investment, solely in exchange for Equity Interests (other than Disqualified Stock) of Wynn Resorts;

(6)           to the extent constituting an Investment, any extensions of trade credit in the ordinary course of business and Investments received in compromise or settlement of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           any Investment in Hedging Obligations;

(8)           to the extent constituting an Investment, licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(9)           to the extent constituting an Investment, repurchases of the Notes;

(10)         [intentionally omitted]

(11)         Investments held by a Person in a third Person at the time such Person is acquired by Wynn Las Vegas or any Restricted Subsidiary of Wynn Las Vegas; provided that such Investments were not acquired in contemplation of such acquisition by Wynn Las Vegas or such Restricted Subsidiary;

(12)         loans or advances to employees of Wynn Las Vegas or its Restricted Subsidiaries (other than the Principal) made in the ordinary course of business not exceeding $5.0 million in the aggregate outstanding at any time;

(13)         to the extent constituting Investments, payroll, travel and similar advances to cover matters that at the time of such advances are expected to ultimately be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

(14)         the assignment of gaming debts evidenced by a credit instrument, including what are commonly referred to as “markers,” to an Affiliate of Wynn Las Vegas for the purpose of collecting amounts outstanding under such gaming debts or “markers” due to Wynn Las Vegas thereunder; provided, however, that any Affiliate receiving any such assignment enters into a binding agreement to pay all amounts so collected back to Wynn Las Vegas within 30 days of receipt of payment of such collected amounts; provided, further, that any such Affiliate is not, at the time of any such assignment, in default of its obligations under any such binding agreement previously delivered with respect to any such assignment.

“Permitted Junior Debt” means any secured Indebtedness, which is either subordinated in right of payment to the Notes or is secured by Liens with a lower priority than the Liens securing the Notes, with respect to which the agent, trustee or other representatives of the lenders or the holders of such Indebtedness shall have become a party to the Intercreditor Agreement and which shall be subject to restrictions and the terms applicable to the holders of “junior debt” (as such term is defined in the Intercreditor Agreement).

“Permitted Liens” means:

(1)           Liens on property of a Person existing at the time such Person is merged into or consolidated with Wynn Las Vegas or any of the Restricted Subsidiaries; provided such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Wynn Las Vegas or any of the Restricted Subsidiaries;

(2)           Liens in favor of Wynn Las Vegas or any of the Restricted Subsidiaries; provided if any such Liens are on any or all of the Collateral, such Liens are either:

  (a)           collaterally assigned to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, or

  (b)           contractually subordinated to the security interests in favor of the Collateral Agent for the benefit of the Trustee for the benefit of the Holders of the Notes securing the obligations under the Notes, the Note Guarantees and the Credit Agreement;

(3)           Liens on property existing at the time of acquisition thereof by Wynn Las Vegas or any of the Restricted Subsidiaries (other than materials or supplies acquired in connection with developing, constructing, expanding or equipping of the Projects), provided such Liens were in existence prior to the contemplation of such acquisition;

(4)           Liens existing on the date of this Indenture and disclosed in the title commitment for the Deeds of Trust or in the applicable schedule(s) to the Credit Agreement, as in effect on the date of this Indenture;

(5)           Liens to secure performance of statutory obligations of, or obligations to, landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like obligations arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or which are being contested in good faith by an appropriate process of law, so long as a reserve or other appropriate provision as shall be required by GAAP shall have been made therefor;

(6)           any Liens permitted under the Disbursement Agreement;

(7)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, so long as any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8)           Liens on the Collateral created by this Indenture and the Collateral Documents securing the Indebtedness and other Obligations under this Indenture and the Collateral Documents, provided, however, that this clause (8) shall not be deemed to permit the extension of the Liens on the Collateral created by this Indenture and the Collateral Documents with respect to any Indebtedness incurred after the date of this Indenture as the result of the issuance of Additional Notes under this Indenture in compliance with Section 4.09 hereof;

(9)           Liens on the Collateral securing up to $1.0 billion of Indebtedness and other Obligations under the Credit Agreement that were permitted by the terms of this Indenture to be incurred;

(10)         Liens on property or assets to secure Indebtedness permitted by clause (7) of Section 4.09(b) hereof; provided, however, that so long as such Indebtedness is not incurred under the Credit Agreement or through the issuance of Additional Notes under this Indenture, such Liens do not at any time encumber any assets or property other than the assets or property financed by such Indebtedness, and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto; provided, further, to the extent that the Indebtedness permitted by clause (7) of Section 4.09(b) hereof is incurred under the Credit Agreement or through the issuance of Additional Notes under this Indenture and the property or assets acquired with such Indebtedness becomes part of the Collateral, such Indebtedness may be secured by the Collateral;

(11)         Liens, pledges or deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, appeal bonds and other obligations of like nature, in each case, in the ordinary course of business, and lease obligations or nondelinquent obligations under workers’ compensation, unemployment insurance or similar legislation;

(12)         without duplication, (i) Government Transfers, and (ii) easements, rights-of-way, restrictions, zoning, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of Wynn Las Vegas or any of the Restricted Subsidiaries incurred in connection with a Permitted Business;

(13)         Liens on Equity Interests in Unrestricted Subsidiaries of Wynn Las Vegas but only to the extent that the recourse of the lender on any Indebtedness which such Lien secures is limited to such Equity Interests;

(14)         Liens on assets or property of Wynn Las Vegas or any of the Restricted Subsidiaries arising by reason of any attachment or judgment not constituting an Event of Default under this Indenture, so long as:

  (a)           such Liens are being contested in good faith by appropriate proceedings, and

  (b)           such Liens are adequately bonded or adequate reserves have been established on the books of the applicable Person in accordance with GAAP;

(15)         to the extent constituting Liens, ground leases and subleases in respect of the real property owned or leased by Wynn Las Vegas or any of the Restricted Subsidiaries, to the extent that such ground leases and subleases are permitted under this Indenture and the Collateral Documents and any leasehold mortgage on the lessee’s leasehold interest in the underlying real property in favor of any party financing the lessee under any such lease or sublease, so long as:

  (a)           neither Issuer nor any of the Restricted Subsidiaries is liable for the payment of any principal of, or interest, premiums or fees on, such financing, and

  (b)           the affected lease and leasehold mortgage are expressly made subject and subordinate to the Lien of the applicable mortgage securing the Notes, or a Note Guarantee, as the case may be;

(16)         Uniform Commercial Code financing statements filed for precautionary purposes in connection with any true lease of property leased by Wynn Las Vegas or any of the Restricted Subsidiaries, so long as any such financing statement does not cover any property other than the property subject to such lease and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto;

(17)         Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 4.09 hereof, so long as:

  (a)           the Permitted Refinancing Indebtedness being incurred is secured by a Lien of equivalent or lesser priority than the Indebtedness being refinanced, and

  (b)           such Liens do not at any time encumber any assets or property other than the assets or property secured by the Indebtedness being refinanced by such Permitted Refinancing Indebtedness, and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto;

(18)         Liens securing Indebtedness incurred in accordance with clauses (10) and/or (16) of Section 4.09(b) hereof and, to the extent such Indebtedness is incurred under the Credit Agreement, Liens securing Indebtedness incurred in accordance with clause (11) of Section 4.09(b) hereof;

(19)         Liens created or expressly contemplated by the Affiliate Agreements, so long as such Liens do not secure Indebtedness;

(20)         Liens securing Hedging Obligations permitted to be incurred in accordance with clause (5) of Section 4.09(b) hereof;

(21)         licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(22)         Liens on cash disbursed pursuant to the Disbursement Agreement and deposited with, or held for the account of, Wynn Las Vegas or any of the Restricted Subsidiaries securing reimbursement obligations under performance bonds, guaranties, trade letters of credit, bankers’ acceptances or similar instruments permitted under clause (10) of Section 4.09(b) hereof, granted by Wynn Las Vegas or any of the Restricted Subsidiaries in favor of the issuers of such performance bonds, guaranties, trade letters of credit or bankers’ acceptances, so long as:

  (a)           any cash disbursed to secure such reimbursement obligations is invested in Permitted Securities only, and

  (b)           the amount of cash and/or Permitted Securities secured by such Liens does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring, for purposes of this clause (b), any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Investments);

(23)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24)           Liens to secure additional Indebtedness incurred at any time other than during a Collateral Release Period which is permitted to be incurred pursuant to Section 4.09(a) or clause (8) of Section 4.09(b) hereof which liens may be of equal or lesser priority as the liens securing the Notes;

(25)         Liens to secure additional Indebtedness incurred at any time during a Collateral Release Period which is permitted to be incurred pursuant to Section 4.09(a) or clause (1) of Section 4.09(b) hereof; provided that the aggregate amount of such secured Indebtedness at the time of incurrence does not exceed $100.0 million at any one time (collectively for all assets and property subject to such Liens);

(26)         Liens on the Aircraft Assets to secure Indebtedness of World Travel, LLC, which is permitted to be incurred pursuant to clause (15) of Section 4.09(b) hereof;

(27)         Liens not specified in clauses (1) through (25) above and not otherwise permitted by Section 4.12 hereof, so long as the aggregate outstanding principal amount of the obligations secured by all such Liens in the aggregate does not exceed $10.0 million at any one time (collectively for all assets and property subject to such Liens);

(28)         [intentionally omitted];

(29)         Liens of sellers of goods to Wynn Las Vegas or any of its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(30)         Liens securing the 2014 Notes; and

(31)         Liens securing the 2017 Notes.

With respect to any Collateral, notwithstanding the definition of “Permitted Liens,” a Lien shall not be a Permitted Lien on such Collateral except to the extent that any applicable Collateral Document expressly permits the applicable Person to create, incur, assume or suffer to exist such Lien on such Collateral.

“Permitted Refinancing Indebtedness” means any Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries issued within 30 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, amend and restate, restate, defease or refund other Indebtedness of any Person (other than intercompany Indebtedness), so long as:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith), so long as if such Indebtedness is secured by a Lien described in clause (10) of the definition of “Permitted Liens,” the principal amount, or accreted value shall not exceed the then current Fair Market Value of the asset so encumbered;

(2)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is incurred by the Person that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securities” means:

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 18 months from the date of acquisition;

(2)           shares of money market, mutual or similar funds, including funds managed or offered by the Trustee, which invest exclusively in assets satisfying the requirements of clause (1) of this definition; or

(3)           shares of, or an investment in, the JPMorgan Federal Money Market Fund.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.  Notwithstanding the foregoing, the trust established and maintained for the sole purpose of holding title to the Aircraft and which a Restricted Subsidiary of Wynn Las Vegas is the sole beneficiary thereof shall not be considered a Person for purposes of this Indenture.

“Phase II Final Completion” has the meaning given that term in the Disbursement Agreement.

“Phase II Final Completion Date” means the date on which Phase II Final Completion occurs.

“Phase II Project Budget” means the Phase II Project Budget approved in accordance with the Disbursement Agreement.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date of this Indenture, made by the Issuers, the Guarantors, Wynn Resorts Holdings and the other grantors from time to time party thereto, in favor of Deutsche Bank Trust Company Americas, as collateral agent, to secure the obligations under this Indenture and the Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Point of Diversion” means, with respect to any water permit, the location designated under such water permit where a well can be located for the draw of water under such water permit.

“Presumed Tax Liability” means, for any Person that is not a Pass Through Entity for any period, an amount equal to the product of (a) the Taxable Income allocated or attributable to such Person (directly or through one or more tiers of Pass Through Entities) (net of taxable losses allocated to such Person with respect to Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that (i) are, or were previously, deductible by such Person and (ii) have not previously reduced Taxable Income), and (b) the Presumed Tax Rate.

“Presumed Tax Rate” with respect to any Person for any period means the highest effective combined United States federal, state and local income tax rate applicable during such period to a corporation organized under the laws of the State of Nevada, taxable at the highest marginal United States federal income tax rate and the highest marginal state and local income tax rates to which such Person is subject (after giving effect to the United States federal income tax deduction for such state and local income taxes, taking into account the effects of the alternative minimum tax, such effects being calculated on the assumption that such Person’s only taxable income is the income allocated or attributable to such Person for such period (directly or through one or more tiers of Pass Through Entities) with respect to its equity interest in Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity).  In determining the Presumed Tax Rate, the character of the items of income and gain comprising Taxable Income (e.g. ordinary income or long term capital gain) shall be taken into account.

“Primary Note Collateral” means all Collateral, together with the proceeds and products thereof (including, without limitation, the proceeds of Asset Sales).

“Principal” means Stephen A. Wynn.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project Credit Party” has the meaning given to such term in the Intercreditor Agreement.

“Project Lease and Easement Agreements” means:

(1)           the Golf Course Lease and

(2)           the Dealership Lease Agreement.

in each case, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of Section 4.22 hereof.

“Project Site” means the approximately 235-acre site upon which the Projects are located, together with all easements, licenses and other rights running for the benefit of Wynn Las Vegas or any of the Restricted Subsidiaries and/or appurtenant thereto.

“Projects” means the Wynn Las Vegas Resort and Encore at Wynn Las Vegas.

“Pro Rata Payment” has the meaning given to such term in the Intercreditor Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means a bona fide offering of common stock or preferred stock (other than Disqualified Stock) of Wynn Resorts, or of securities convertible into, or exchangeable for, such common stock or preferred stock (other than Disqualified Stock), which results in gross proceeds to Wynn Resorts of at least $50.0 million, to the extent that such gross receipts are contributed as a cash capital contribution to Wynn Las Vegas.

“Qualifying Project” means the gaming and/or hotel projects of Wynn Resorts and its Subsidiaries which are operating or for which the financing for the development, construction and opening thereof has been obtained.  For purposes of this definition, each of the Wynn Las Vegas Resort, Encore at Wynn Las Vegas and the Macau Project shall count as separate projects.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Indenture, by and among, the Issuers, the Guarantors and the Dealer Managers, as such agreement may be amended, modified or supplemented from time to time and, with respect to Additional Notes, one or more registration rights agreements by and among the Issuers, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1)           any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)           any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

“Released Assets” means any item of Collateral for which conditions to its release are expressly set forth in this Indenture or the Collateral Documents (it being understood that conditions incorporated by reference to the Credit Agreement or other documents shall be considered expressly set forth for this purpose), and as to which such conditions have been met, including, subject to meeting the applicable conditions, the Golf Course Land.  Any such item of Collateral shall cease to be a Released Asset in the event, and to the extent, that Wynn Las Vegas or any of the Restricted Subsidiaries is required to grant a security interest therein in favor of the Trustee to secure the Notes or a Note Guarantee pursuant to Section 10.03 hereof.

“Required Secured Parties” has the meaning given to such term in the Intercreditor Agreement.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee located at the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of Wynn Las Vegas that is not an Unrestricted Subsidiary.

“Retail Facility” means an up to approximately 60,000 square foot retail facility adjoining the Projects.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means:

(1)           the Pledge and Security Agreement, and

(2)           any other guarantee and collateral agreement entered into by either Issuer or any Restricted Subsidiary from time to time in accordance with the provisions of this Indenture,

in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with this Indenture and the other Collateral Documents.

“Shared Security Documents” has the meaning given to such term in the Intercreditor Agreement.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Restricted Subsidiary” means any Restricted Subsidiary of Wynn Las Vegas if it (a) contributes at least 10% of Wynn Las Vegas’ and its Restricted Subsidiaries’ total consolidated income from continuing operations before income taxes, extraordinary items, or (b) owns at least 10% of Wynn Las Vegas’ and its Restricted Subsidiaries’ total assets on a consolidated basis.

“Solvent” means, when used with respect to any Person, as of any date of determination:

(1)           the amount of the “present fair saleable value” of the assets of such Person shall, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(2)           such Person does not reasonably expect that such person may be unable to pay the liability of such Person on its debts as such debts become absolute and matured,

(3)           such Person shall not have, as of such date, an unreasonably small amount of capital with which to conduct its business,

(4)           such Person shall be able to pay its undisputed debts generally as they mature, and

(5)           such Person is not insolvent within the meaning of any applicable requirements of law.

In addition, for purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of January 6, 2010, by and among Stephen A. Wynn, Elaine P. Wynn and Aruze USA, as in effect on the date of this Indenture.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or

(3)           any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Amount” means, with respect to any period, (1) with respect to any of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity and in the case of any direct or indirect Subsidiary of any of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity, the Presumed Tax Liability of such direct or indirect Subsidiary, and (2) with respect to any of Wynn Las Vegas, the Completion Guarantor or any of their respective subsidiaries that are Consolidated Members, the aggregate United States federal income tax liability such Persons would owe for such period if each was a corporation filing United States federal income tax returns on a stand alone basis at all times during its existence and, if any of the Consolidated Members files a consolidated or combined state income tax return such that it is not paying its own state income taxes, then Tax Amount shall also include the aggregate state income tax liability such Consolidated Members would have paid for such period if each was a corporation filing state income tax returns on a stand alone basis at all times during its existence.

“Taxable Income” means, with respect to any Person for any period, the taxable income, if any, of such Person for such period for United States federal income tax purposes as a result of such Person’s equity ownership of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that are Pass Through Entities for such period, so long as all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss.

“Tax Indemnification Agreement” means the Tax Indemnification Agreement, dated as of September 24, 2002, among Wynn Resorts, Valvino Lamore, Stephen A. Wynn, Aruze USA, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Kenneth R. Wynn Family Trust dated February 20, 1985.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“2014 Notes” means the 6 5/8% First Mortgage Notes due 2014 issued by the Issuers.

“2017 Notes” means the 7.875% First Mortgage Notes due 2017 issued by the Issuers.

“UEC” means Universal Entertainment Corporation, a Japanese public corporation.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means Wynn Completion Guarantor, LLC and any other Subsidiary of Wynn Las Vegas, other than Wynn Capital, that is designated by the Board of Directors of Wynn Capital as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors (and any Subsidiary of each such Unrestricted Subsidiary), but only to the extent that such Subsidiary of Wynn Las Vegas (other than the Completion Guarantor):

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           is not party to any agreement, contract, arrangement or understanding with either Issuer, any Restricted Subsidiary or any Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Person than those that (a) might be obtained at the time from Persons who are not Affiliates of such Person, (b) are Permitted Investments or transactions permitted as Restricted Payments under Section 4.07 hereof, or (c) are Affiliate Transactions permitted under Section 4.11 hereof;

(3)           is a Person with respect to which neither Issuer, nor any Restricted Subsidiary nor any Guarantor has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of either Issuer or any Restricted Subsidiary, or any Guarantor; and

(5)           has at least one director on its Board of Directors that is not a director or executive officer of either Issuer, any Restricted Subsidiary or any Guarantor and has at least one executive officer that is not a director or executive officer of either Issuer, any Restricted Subsidiary or any Guarantor.

Any designation of a Subsidiary of Wynn Las Vegas as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of Wynn Capital’s Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by

Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary of Wynn Las Vegas would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary of Wynn Las Vegas for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Wynn Las Vegas as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, Wynn Las Vegas shall be in default of such covenant.  The Board of Directors of Wynn Capital may at any time designate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary.  Such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Valvino Lamore” means Valvino Lamore, LLC, a Nevada limited liability company.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Water Rights” means: (1) with respect to any Person, all of such Person’s right, title and interest in and to any water stock, permits or entitlements and any other water rights related to or appurtenant to property owned or leased by such Person, and (2) with respect to any property, any water stock, permits or entitlements and any other water rights related to or appurtenant to such property.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Wynn Capital” means Wynn Las Vegas Capital Corp., a Nevada corporation.

“Wynn Golf” means Wynn Golf, LLC, a Nevada limited liability company.

“Wynn Home Site Land” means an approximately two acre tract of land located on the Golf Course Land where a personal residence for Stephen A. Wynn may be built, after the release of the Trustee’s Liens (for the benefit of the Holders) thereon in accordance with Section 10.03(e).

“Wynn IP Agreement” means the Intellectual Property License Agreement, dated as of December 14, 2004, among Wynn Resorts, Wynn Resorts Holdings and Wynn Las Vegas.

“Wynn Las Vegas” means Wynn Las Vegas, LLC, a Nevada limited liability company.

“Wynn Las Vegas Resort” means the Wynn Las Vegas hotel and casino resort.

“Wynn Resorts” means Wynn Resorts, Limited, a Nevada corporation.

“Wynn Resorts Holdings” means Wynn Resorts Holdings, LLC, a Nevada limited liability company.

“Wynn Show Performers” means Wynn Show Performers, LLC, a Nevada limited liability company.

Section 1.02	Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Asset Sale Offer Amount”	4.10
“Asset Sale Offer Repayment Amount”	4.10
“Authentication Order”	2.02
“Beneficiary”	13.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Event of Loss Offer”	4.16
“Event of Loss Offer Amount”	4.16
“Event of Loss Offer Repayment Amount”	4.16
“Excess Loss Proceeds”	4.16
“Excess Net Proceeds”	4.10
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	3.10
“incur”	4.09

“Legal Defeasance”	8.02
“Note Obligations”	13.01
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Permitted Dispositions”	1.01
“Phase III Project”	10.03
“Purchase Date”	3.10
“Reference Period”	4.09
“Refinancing”	10.03
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions;

(7)           references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8)           references to any statute, law, rule or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law, rule or regulation;

(9)           references to any contract, agreement or instrument shall mean the same as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with any applicable restrictions contained therein, in this Indenture or in any Collateral Document, as the case may be; and

(10)           the consummation by the Issuers and the Restricted Subsidiaries on the date of this Indenture of the transactions described in the Issuers’ Offering Memorandum, dated as of March 26, 2010, relating to the offering of the Initial Notes, shall be deemed to occur concurrently.

ARTICLE 2.
THE NOTES

Section 2.01	Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibits A-1 and A-2 hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 or an integral multiple of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibits A-1 and A-2 attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto), which Notes shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary.  Notes issued in definitive form shall also be substantially in the form of Exhibit A-1 attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Any Notes issued in global form and definitive form shall be duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note substantially in the form of Exhibit A-2 attached hereto, which shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Restricted Period shall be terminated upon the receipt by the Trustee of:

(1)           a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2)           an Officers’ Certificate from each of the Issuers.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)           Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02	Execution and Authentication.

A Designated Officer on behalf of each of Wynn Las Vegas and Wynn Capital must sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuers signed by a Designated Officer of each of Wynn Las Vegas and Wynn Capital (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes (including Notes to be issued in substitution for outstanding Notes to reflect any name change of either Issuer, by succession permitted hereunder or otherwise).

The aggregate principal amount of Notes outstanding at any time may not exceed aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03	Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  Either or both of the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary thereof) shall have no further liability for the money.  If either Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06	Transfer and Exchange.

(a)        Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchanged by the Issuers for Definitive Notes if:

(1)           Wynn Las Vegas delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by Wynn Las Vegas within 120 days after the date of such notice from the Depositary;

(2)           the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S

Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3)           following the occurrence and during the continuation of a Default or Event of Default, any Person having a beneficial interest in a Global Note requests that the Global Notes should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a).  However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)        Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

   (A)           both:

      (i)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

      (ii)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

   (B)           both:

      (i)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

      (ii)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon consummation of an Exchange Offer by the Issuers and the Guarantors in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

   (A)           if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

   (B)           if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

  (C)           if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

   (A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

   (B)           such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

   (C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

   (D)           the Registrar receives the following:

      (i)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

      (ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)        Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)           Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

   (A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

   (B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

   (C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

   (D)           if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

   (E)           if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

   (F)           if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

   (G)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the

Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)           Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

   (A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

   (B)           such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

   (C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

   (D)           the Registrar receives the following:

      (i)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

      (ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)           Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d)        Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)           Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

   (A)           if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

   (B)           if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

  (C)           if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

  (D)           if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

  (E)           if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

  (F)           if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

  (G)           if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note.

(2)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

  (A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

  (B)            such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

  (C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

  (D)           the Registrar receives the following:

      (i)           if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

      (ii)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)           Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)           Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

  (A)           if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

  (B)           if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

  (C)           if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

  (A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

  (B)           any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

  (C)           any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

  (D)           the Registrar receives the following:

      (i)           if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

      (ii)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests , an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)         Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate:

(1)          one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers and

(2)          Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers.

Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g)         Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)           Private Placement Legend.

  (A)           Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED

STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE [IN THE CASE OF RULE 144A NOTES: ON WHICH THE COMPANY INSTRUCTS THE TRUSTEE THAT THIS RESTRICTIVE LEGEND SHALL BE DEEMED REMOVED (WHICH INSTRUCTION IS EXPECTED TO BE GIVEN ON OR ABOUT THE ONE-YEAR ANNIVERSARY OF THE ISSUANCE OF THIS NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)], RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.  THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

  (B)           Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this

Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)           Regulation S Temporary Global Note Legend.  The Regulation S Temporary Global Note shall bear a Legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).  NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h)         Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular

Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)         General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2)           No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.15, 4.16 and 9.05 hereof).

(3)           The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)           Neither the Registrar nor the Issuers shall be required:

  (A)           to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

  (B)           to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

  (C)           to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7)           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)           All certifications and certificates required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, a Subsidiary of an Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or any of their Affiliates, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all canceled Notes shall be delivered to the Issuers.  The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuers shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	Issuance of Additional Notes.

The Issuers will be entitled, upon delivery of an Officers’ Certificate, Opinion of Counsel and Authentication Order, subject to compliance with Sections 2.02, 4.09 and 4.12 hereof, to issue Additional Notes under this Indenture, which shall have identical terms as the Initial Notes issued on the date of this Indenture, other than with respect to the date of issuance, the initial date from which interest shall accrue on such Additional Notes and issue price.  Subject to Sections 4.09 and 4.12 hereof, without the consent of any Holder of Notes, the Issuers will be entitled to make any amendments to this Indenture, the Note Guarantees or any of the Collateral Documents as they reasonably determine appropriate in good faith to facilitate the issuance of such Additional Notes.

With respect to any Additional Notes, the Issuers will set forth in a resolution of the Board of Directors of Wynn Capital and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a)        the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b)        which such Additional Notes shall be Notes issued in the form of Restricted Global Notes or Restricted Definitive Notes, as the case may be, or shall be Notes issued in the form of Unrestricted Global Notes or Unrestricted Definitive Notes, as the case may be.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(a)        the clause of this Indenture pursuant to which the redemption shall occur;

(b)        the redemption date;

(c)        the principal amount of Notes to be redeemed; and

(d)        the redemption price.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase as follows:

(a)        if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(b)        if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000; provided, however, that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a)        the redemption date;

(b)        the redemption price;

(c)        if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)        the name and address of the Paying Agent;

(e)        that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)         that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)        the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)        that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.  If mailed in the manner provided in Section 3.03 hereof, the notice of redemption shall be conclusively presumed to have been given whether or not the Holder receives such notice.

Section 3.05	Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase price date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and premium and Liquidated Damages, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and premium and Liquidated Damages, if any, on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07	Optional Redemption.

(a)         At any time prior to May 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 107.875% of the principal amount redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings of Wynn Resorts that are contributed to Wynn Las Vegas, so long as:

(1)           at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption; and

(2)           the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering.

(b)        Except pursuant to Section 3.07(a) and Section 3.09, the Notes are not redeemable at the Issuers’ option prior to May 1, 2015.

(c)        On or after May 1, 2015, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2015	103.938%
2016	102.625%
2017	101.313%
2018 and thereafter	100.000%

(d)        Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08	Mandatory Redemption.

Other than as set forth in Section 3.09 below, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Mandatory Disposition or Redemption Pursuant to Gaming Laws.

Notwithstanding any other provision hereof, if any Gaming Authority requires a Holder or Beneficial Owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it shall not be licensed, qualified or found suitable, the Issuers shall have the right, at their option, to:

(a)        require the Holder or Beneficial Owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of:

(1)           the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability if the Holder fails to apply for a license, qualification or finding of suitability during such period; or

(2)           the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner shall not be licensed, qualified or found suitable by the Gaming Authority; or

(b)        redeem the Notes of the Holder or Beneficial Owner at a redemption price equal to:

(1)           the price required by applicable law or by order of any Gaming Authority; or

(2)           the lesser of:

  (A)           the principal amount of the Notes; and

  (B)           the price that the Holder or Beneficial Owner paid for the Notes,

in each case, together with accrued and unpaid interest and Liquidated Damages, if any, on the Notes to the earlier of (1) the date of redemption or such earlier date as is required by the Gaming Authority or (2) the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.  The Issuers shall notify the Trustee in writing of any redemption pursuant to this Section 3.09 as soon as reasonably practicable.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of Notes shall not be licensed, qualified or found suitable, the Holder or Beneficial Owner shall not have any further rights with respect to the Notes to:

(a)        exercise, directly or indirectly, through any Person, any right conferred by the Notes; or

(b)        receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the Notes.

The Issuers are not required to pay or reimburse any Holder or Beneficial Owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto.  Those expenses shall be the obligation of the Holder or Beneficial Owner.

Section 3.10	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 or 4.16 hereof, Wynn Las Vegas is required to commence an Asset Sale Offer or an Event of Loss Offer (each Asset Sale Offer or Event of

Loss Offer is referred to in this Section 3.10 as an “Excess Proceeds Offer”), it shall follow the procedures specified below.

The Excess Proceeds Offer shall be made to all Holders and any holders of Pari Passu Debt.  The Excess Proceeds Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), Wynn Las Vegas shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and any such Pari Passu Debt to be purchased (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and any such Pari Passu Debt tendered in response to the Excess Proceeds Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Liquidated Damages, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

Wynn Las Vegas shall provide the Trustee with notice of the Excess Proceeds Offer at least 10 days (or such lesser time as the Trustee shall permit) prior to its commencement.  Upon the commencement of an Excess Proceeds Offer, Wynn Las Vegas shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer.  The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(a)        that the Excess Proceeds Offer is being made pursuant to this Section 3.10 and Section 4.10 or Section 4.16 hereof, as appropriate, and the length of time the Excess Proceeds Offer shall remain open;

(b)        the Offer Amount, the purchase price and the Purchase Date;

(c)        that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)        that, unless Wynn Las Vegas defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e)        that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000 only;

(f)        that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to Wynn Las

Vegas, the Depositary, if appointed by Wynn Las Vegas, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)        that Holders shall be entitled to withdraw their election if Wynn Las Vegas, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; provided that, with respect to Notes that have been tendered using the procedure for book-entry transfer, any such notice of withdrawal shall specify the name number of the account at The Depository Trust Company to be credited with the withdrawn Notes and shall otherwise comply with the procedures of the book-entry transfer facility;

(h)        that, if the aggregate principal amount of Notes surrendered by Holders and Pari Passu Debt surrendered by holders thereof exceeds the Offer Amount, Wynn Las Vegas shall select the Notes and such Pari Passu Debt to be purchased, on a pro rata basis, based on the principal amount of Notes and such Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by Wynn Las Vegas so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(i)         that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, Wynn Las Vegas shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes and, if applicable, Pari Passu Debt, or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes and if applicable, Pari Passu Debt, tendered, and shall deliver or caused to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes and, if applicable, Pari Passu Debt, or portions thereof were accepted for payment by Wynn Las Vegas in accordance with the terms of this Section 3.10.  Wynn Las Vegas, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by Wynn Las Vegas for purchase, and Wynn Las Vegas shall promptly issue a new Note, and the Trustee, upon written request from Wynn Las Vegas shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by Wynn Las Vegas to the Holder thereof.  Wynn Las Vegas shall publicly announce the results of the Excess Proceeds Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.
COVENANTS

Section 4.01	Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest and Liquidated Damages, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.  The Issuers shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a)        Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers shall furnish to the Holders of Notes or cause the Trustee to furnish to Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)          all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the annual financial statements by Wynn Las Vegas’ and the Restricted Subsidiaries’ certified independent accountants; and

(2)          all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K shall include a report on Wynn Las Vegas’ and its Restricted Subsidiaries’ consolidated financial statements by Wynn Las Vegas’ certified independent accountants.  In addition, Wynn Las Vegas shall file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and shall post the reports on its website within those time periods.

(b)        If, at any time Wynn Las Vegas is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Wynn Las Vegas shall nevertheless continue filing the reports specified in Section 4.03(a) above with the SEC within the time periods specified above unless the SEC will not accept such a filing.  Wynn Las Vegas shall not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept Wynn Las Vegas’ filings for any reason, Wynn Las Vegas shall post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Wynn Las Vegas were required to file those reports with the SEC.

(c)        In addition, the Issuers and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by Section 4.03(a) above, they shall furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)        Delivery of reports, information and documents to the Trustee under this Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

Section 4.04	Compliance Certificate.

(a)        The Issuers and, each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an

Officers’ Certificate stating that a review of the activities of the Issuers and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled its obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

(b)        So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Issuers’ independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuers have violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)        So long as any of the Notes are outstanding, the Issuers shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Issuers shall pay, and shall cause each of their respective Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06	Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Restricted Payments.

(a)        Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of Wynn Las Vegas or any of its Restricted Subsidiaries or to the direct or indirect holders of any Equity Interests of Wynn Las Vegas or any of its Restricted Subsidiaries in their capacity as such, other than (i) dividends or distributions by Wynn Las Vegas payable in Equity Interests (other than Disqualified Stock) of Wynn Las Vegas and (ii) dividends or distributions payable to Wynn Las Vegas or any of its Restricted Subsidiaries;

(2)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of Wynn Las Vegas, any direct or indirect parent of Wynn Las Vegas (including, without limitation, Wynn Resorts) or any other direct or indirect Subsidiary of Wynn Resorts;

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Wynn Las Vegas or any Guarantor that is secured by a Lien junior to the Lien securing the Notes or the Guarantees or that is expressly subordinated in right of payment to the Notes or the Note Guarantees under this Indenture (excluding any intercompany Indebtedness between or among Wynn Las Vegas or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)           make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           Wynn Las Vegas would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Wynn Las Vegas and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (7), (8), (9), (10) and (11) below (with respect to clause (5) to the extent such Restricted

Payments were already deducted from Consolidated Net Income) of Section 4.07(b) hereof), is less than the sum, without duplication, of:

  (A)           50% of the Consolidated Net Income of Wynn Las Vegas and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of January 1, 2010 to the end of Wynn Las Vegas’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (B)           100% of the aggregate net cash proceeds received by Wynn Las Vegas subsequent to January 1, 2010 as a contribution to its common equity capital, excluding (i) any such net cash proceeds received by Wynn Las Vegas subsequent to January 1, 2010 to the extent consisting of capital contributions made to Wynn Las Vegas for the purpose of satisfying the “in-balance” requirements of the Disbursement Agreement and (ii) any such net cash proceeds received by Wynn Las Vegas to the extent used to incur Indebtedness pursuant to clause (16) of Section 4.09(b), plus

  (C)           (i) to the extent that any Restricted Investment that was made after January 1, 2010 is sold for cash or otherwise liquidated or repaid for cash for an amount in excess of the aggregate amount invested in such Restricted Investment, the sum of (x) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment (less the cost of disposition, if any) and (y) the aggregate amount invested in such Restricted Investment, and (ii) to the extent that any such Restricted Investment is sold for cash or otherwise liquidated or repaid in cash for an amount equal to or less than the aggregate amount invested in such Restricted Investment, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

  (D)           100% of any cash dividends or cash distributions received by Wynn Las Vegas or any of its Restricted Subsidiaries after January 1, 2010 from any Restricted Investment (including any Investment in an Unrestricted Subsidiary of Wynn Las Vegas), to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Wynn Las Vegas for such period, plus

  (E)           to the extent that any Unrestricted Subsidiary of Wynn Las Vegas that is so designated after January 1, 2010 (other than the Completion Guarantor) is redesignated as a Restricted Subsidiary after January 1, 2010, the lesser of (i) the Fair Market Value of Wynn Las Vegas’ Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)        With respect to (1) any payments made pursuant to clauses (1), (2), (3), (6), (7), (8), (9) and (10) below, so long as no Default or Event of Default has occurred and is continuing or would be caused by the payments, and (2) any payments made pursuant to clauses (4), (5) and (11) below, regardless of whether any Default or Event of Default has occurred and is continuing or would be caused by the payment, the preceding provisions of this Section 4.07 shall not prohibit:

(1)           the payment of any dividend or distribution (other than any distribution made under clause (5) of this Section 4.07(b)) or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent contribution of common equity capital to Wynn Las Vegas, provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (4)(b) of Section 4.07(a) above;

(3)           the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Wynn Las Vegas or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)           the distribution or loan to Wynn Resorts, directly or through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase Equity Interests or Indebtedness of Wynn Resorts (other than Equity Interests held by or Indebtedness owed to the Existing Stockholders) to the extent required by any Gaming Authority having jurisdiction over Wynn Las Vegas or any of its Restricted Subsidiaries for not more than the Fair Market Value thereof in order to avoid the suspension, revocation or denial of a Gaming License by that Gaming Authority; provided that so long as, if such efforts do not jeopardize any Gaming License, Wynn Resorts and its Subsidiaries shall have diligently attempted to find a third-party purchaser for such Equity Interests or Indebtedness and no third-party purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests or Indebtedness within a time period acceptable to such Gaming Authority;

(5)           distributions to the direct or indirect owners of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries with respect to any period during which such entity is a Pass Through Entity or a Consolidated Member, such distributions in an aggregate amount not to exceed such owners’ Tax Amounts for such period;

(6)            (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Wynn Resorts, or (ii) the distribution to Wynn Resorts, directly or through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase, redeem or otherwise acquire or retire for value Equity Interests of Wynn Resorts, in each case held by any member of management of Wynn Resorts (or the estate or trust for the benefit of any such member of management) pursuant to the provisions of the operating agreement, or comparable governing documents, or employee benefit plans or employment agreements of any such Person; provided that the aggregate consideration for all such repurchased, redeemed, acquired or retired Equity Interests, together with the aggregate amount of all such distributions made to Wynn Resorts, shall not exceed $4.0 million in any calendar year;

(7)          the payment of Allocable Overhead to Wynn Resorts or any of its Subsidiaries in respect of each Qualifying Project of Wynn Las Vegas and its Restricted Subsidiaries to the extent then due and payable by Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be;

(8)          the payment of amounts permitted to be paid pursuant to the Disbursement Agreement;

(9)          Restricted Payments consisting of transfers and other dispositions of Released Assets;

(10)        Restricted Payments not otherwise permitted by the foregoing clauses (1) through (9) in an aggregate amount of not more than $75.0 million; and

(11)        dividends or distributions to Wynn Resorts, directly or through any intermediate Wholly Owned Subsidiary of Wynn Resorts, of amounts necessary to pay amounts then due and payable under the Tax Indemnification Agreement, as in effect on the date of this Indenture.

(c)        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Wynn Las Vegas or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of Wynn Las Vegas.

(a)        Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiaries to:

(1)           pay dividends or make any other distributions on its Capital Stock to Wynn Las Vegas or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Wynn Las Vegas or any of its Restricted Subsidiaries;

(2)           make loans or advances to Wynn Las Vegas or any of its Restricted Subsidiaries; or

(3)           sell, lease, or transfer any of its properties or assets to Wynn Las Vegas or any of its Restricted Subsidiaries.

(b)        The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           the Notes, this Indenture, the 2014 Notes, the indenture governing the 2014 Notes, the 2017 Notes, the indenture governing the 2017 Notes, any Guarantees of such notes, or the Collateral Documents;

(2)           applicable law, including rules, regulations and orders issued by any Gaming Authority;

(3)           customary non-assignment provisions in contracts, licenses or leases entered into in the ordinary course of business and consistent with practices that are customary in the gaming, lodging or entertainment industry;

(4)           the Credit Agreement as in effect on the date of this Indenture and any other Indebtedness permitted to be incurred by this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, so long as the applicable provisions of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or agreements governing other Indebtedness are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of this Indenture;

(5)           the acquisition of the Capital Stock of any Person, or property or assets of any Person by Wynn Las Vegas or any of its Restricted Subsidiaries, if the encumbrances or restrictions (i) existed at the time of the acquisition and were not incurred in contemplation thereof and (ii) are not applicable to and are not spread to cover any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired;

(6)           purchase money obligations or Capital Lease Obligations for Indebtedness permitted under clause (7) of Section 4.09(b) hereof that impose restrictions of the type described in clause (3) of Section 4.08(a) hereof on the assets so acquired;

(7)           any agreement for the sale or other disposition of a Restricted Subsidiary permitted hereby that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)           Liens permitted to be incurred under the provisions of Section 4.12 hereof, securing Indebtedness otherwise permitted to be incurred under Section 4.09(b) hereof, that limit the right of the debtor to dispose of the assets subject to such Liens; or

(9)           customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Section 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a)        Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), or (ii) issue any Disqualified Stock.  Notwithstanding the foregoing, Wynn Las Vegas and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio of Wynn Las Vegas for Wynn Las Vegas’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be (the “Reference Period”) would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds from the Indebtedness, as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)        The provisions of Section 4.09(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the sum of the face amount thereof and related unpaid reimbursement obligations), to the extent then classified as having been incurred in reliance on this clause (1) not to exceed (i) $1.0 billion less (ii) the aggregate amount of all Net Proceeds of Assets Sales applied by Wynn Las Vegas or any of its Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness under the Credit Agreement or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder pursuant to Section 4.10 hereof or otherwise;

(2)           the incurrence by the Issuers and the Restricted Subsidiaries of Wynn Las Vegas of the Existing Indebtedness;

(3)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under this Section 4.09(a), under clauses (2), (7), (8), (9), (12), (13) or (14) of this Section 4.09(b), or under this clause (3);

(4)           incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Wynn Las Vegas and any of its Restricted Subsidiaries; provided, however, that:

  (A)           if Wynn Las Vegas or any Guarantor is the obligor on such Indebtedness and the payee is not Wynn Las Vegas or a Guarantor, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Wynn Las Vegas, or its Note Guarantee under this Indenture, in the case of a Guarantor, except that no Indebtedness of Wynn Las Vegas or any Guarantor shall be deemed to be subordinated in right of payment to any other Indebtedness of Wynn Las Vegas or any such Guarantor solely by virtue of being unsecured; and

  (B)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Wynn Las Vegas or a Restricted Subsidiary thereof, and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Wynn Las Vegas nor a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Wynn Las Vegas or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(6)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness solely in respect of performance, surety, appeal or similar bonds or commercial or standby letters of credit, so long as such Indebtedness is incurred in the ordinary course of business and the aggregate amount of all such bonds and standby letters of credit is not greater than $60.0 million at any time outstanding;

(7)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the Projects by Wynn Las Vegas or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (7), not to exceed $100.0 million at any time outstanding;

(8)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness in a principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (8), not to exceed, at any time, 75% of the aggregate cost of the Phase III Project to pay the costs and expenses of designing, developing and constructing the Phase III Project, so long as the Holders continue to have a perfected first priority security interest in the Golf Course Land;

(9)           the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Wynn Resorts or any Restricted Subsidiary permitted pursuant to clause (6) of Section 4.07(b) hereof;

(10)        [intentionally omitted];

(11)        the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $100.0 million;

(12)        the 2014 Notes;

(13)        the 2017 Notes;

(14)        the Notes;

(15)        the incurrence of Indebtedness (and the Guarantee of such Indebtedness by Wynn Las Vegas) in an amount not to exceed 100% of the Fair Market Value of the Aircraft, which is secured only by Liens permitted by clause (26) of the definition of “Permitted Liens;”

(16)        the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of additional Indebtedness (so long as such Indebtedness is incurred under the Credit Agreement, through the issuance of Additional Notes under this Indenture, is unsecured Indebtedness or is Permitted Junior Debt) to be used to develop and construct an Additional Entertainment Facility and/or a Retail Facility on land included in the Projects in an aggregate principal amount (or original accreted value, as applicable) at any time not to exceed 66 2/3% of the aggregate cost of such Additional Entertainment Facility and/or Retail Facility; provided that, subsequent to the date of this Indenture and on or prior to the date of the incurrence of such Indebtedness, net cash proceeds have been received by Wynn Las Vegas as a contribution to its common equity capital in an amount equal to at least 33 1/3% of the aggregate cost of such Additional Entertainment Facility and/or Retail Facility, which proceeds have been irrevocably committed at the time of such contribution for use in the development and construction of such Additional Entertainment Facility and/or a Retail Facility; and

(17)         the incurrence by Wynn Capital, as co-obligor, of any Indebtedness which Wynn Las Vegas is permitted to incur pursuant to the foregoing provisions.

(c)        For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in (1) through (16) of Section 4.09(b) hereof, or is entitled to be incurred pursuant to Section 4.09(a), the Issuers shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 as of the date of such classification or reclassification.  Indebtedness under the Credit Agreement outstanding on the date on which the Notes are first issued and authenticated under this Indenture shall initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of Section 4.09(b) hereof.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Wynn Las Vegas or any of its Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be exceeded solely as a result of fluctuations in exchange rates or currency values.  In addition, any Indebtedness which is permitted to be incurred by Wynn Las Vegas or any of its

Restricted Subsidiaries under clause (7) set forth above may be incurred under the Credit Agreement or through the issuance of Additional Notes under this Indenture.

The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (A)           the Fair Market Value of such assets at the date of determination; and

  (B)           the amount of the Indebtedness of the other Person.

Section 4.10	Asset Sales.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)        Wynn Las Vegas (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (it being understood that a percentage of the purchase price may be subject to escrow arrangements customary for asset sales);

(b)        if the aggregate consideration to be received by Wynn Las Vegas or such Restricted Subsidiary is in excess of $10.0 million, the Fair Market Value is evidenced by a certificate of the Chief Financial Officer of Wynn Las Vegas delivered to the Trustee; and

(c)        at least 75% of the consideration received in the Asset Sale by Wynn Las Vegas or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this Section 4.10, each of the following shall be deemed to be cash:

(1)           any liabilities, as shown on Wynn Las Vegas’ most recent consolidated balance sheet, of Wynn Las Vegas or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Wynn Las Vegas or such Restricted Subsidiary from further liability; and

(2)           any securities, notes or other obligations received by Wynn Las Vegas or any such Restricted Subsidiary from such transferee that are converted within 30

Business Days by Wynn Las Vegas or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Wynn Las Vegas (or the applicable Restricted Subsidiary as the case may be) may apply such Net Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by Section 4.13 hereof.  In any such case, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) shall take all necessary action to ensure that the security interest of the Trustee, on behalf of the Holders, continues as a perfected first priority security interest (equal and ratable with the security interest securing the Credit Agreement, the 2014 Notes and the 2017 Notes, and subject to other Permitted Liens and the terms of the Intercreditor Agreement) on any property or assets acquired or constructed with the Net Proceeds of any Asset Sale on the terms set forth in this Indenture, the Intercreditor Agreement and the other Collateral Documents.  Pending the final application of any Net Proceeds, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may (1) apply the Net Proceeds to temporarily reduce amounts outstanding under any pari passu secured revolving credit Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries, or (2) invest the Net Proceeds in Cash Equivalents which, at any time other than during a Collateral Release Period, shall be subject to a perfected first priority security interest (equal and ratable with the security interest securing the Credit Agreement, the 2014 Notes and the 2017 Notes, and subject to other Permitted Liens and the terms of the Intercreditor Agreement) in favor of the Trustee, on behalf of the Holders, as security for the Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Net Proceeds.” Within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Net Proceeds exceeds $20.0 million or (ii) the date when the proceeds of any sale of assets are required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas (such Excess Net Proceeds and the proceeds described in the preceding clause (ii) shall collectively constitute “Excess Proceeds”), Wynn Las Vegas shall allocate a portion of the Excess Proceeds, determined by multiplying the amount of such Excess Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Asset Sale Offer Amount”), to make an offer (an “Asset Sale Offer”) to all holders of Notes and, to the extent required, the holders of such Pari Passu Debt to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Proceeds less the Asset Sale Offer Amount (the “Asset Sale Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Asset Sale Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment, such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Asset Sale Offer Amount and offered to the holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Asset Sale Offer as provided in the preceding sentence.  If any Excess Proceeds remain after consummation of an Asset Sale Offer and repayment of any term Indebtedness outstanding under the Credit Agreement, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may use those Excess Proceeds for any general corporate purpose not prohibited by this Indenture, the Credit Agreement, the 2014 Notes, the 2017 Notes and the Collateral Documents, including, without limitation, to reduce revolving credit Indebtedness (and, if required, commitments) under the Credit Agreement.  If the aggregate principal amount of Notes and such other Pari Passu Debt tendered into such Asset Sale Offer exceeds the Asset Sale Offer Amount that may be applied to the Asset Sale Offer, the Trustee shall select the Notes and such other Pari Passu Debt to be purchased as described in Sections 3.02 and 3.10 hereof.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 or this Section 4.10, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under those provisions of this Indenture by virtue of such compliance.

Section 4.11	Transactions with Affiliates.

(a)        Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Wynn Las Vegas (each, an “Affiliate Transaction”), unless:

(1)          the Affiliate Transaction is on terms that are no less favorable to Wynn Las Vegas than those that would have been obtained in a comparable transaction by Wynn Las Vegas or such Restricted Subsidiary with an unrelated Person;

(2)          Wynn Las Vegas or the applicable Restricted Subsidiary delivers to the Trustee:

  (A)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Wynn Capital set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested directors of Wynn Capital, to the extent that there are any such disinterested directors of Wynn Capital; and

  (B)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Wynn Las Vegas or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing prior to the consummation of such Affiliate Transaction; and

(3)           in the case of any Affiliate Transaction involving the use of the Aircraft (if such aircraft is owned by Wynn Las Vegas or any Restricted Subsidiary) for any purpose not reasonably related to the Projects or the Permitted Businesses of Wynn Las Vegas or the applicable Restricted Subsidiary relating to or in connection with the Projects, Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be, is reimbursed promptly for actual costs and expenses incurred by such Person in connection with such use.

(b)        The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(1)           any employment agreement entered into by Wynn Las Vegas or any of its Restricted Subsidiaries with any Person (other than the Principal) in the ordinary course of business;

(2)           the payment of reasonable directors’/managers’ fees to directors or managers of Wynn Las Vegas, Wynn Capital or any Guarantor, and customary indemnification and insurance arrangements in favor of such directors or managers, in each case in the ordinary course of business;

(3)           transactions between or among Wynn Las Vegas and/or its Restricted Subsidiaries;

(4)           Restricted Payments that are made in compliance with the provisions of Section 4.07 hereof;

(5)           leases by Wynn Las Vegas to one or more of its Affiliates of space at the Wynn Las Vegas Resort, at market rental rates, for the development and operation of a Ferrari and Maserati automobile dealership pursuant to the Dealership Lease Agreement, to the extent permitted under the Collateral Documents;

(6)           (i) the payment of Allocable Overhead to Wynn Resorts in respect of each Qualifying Project of Wynn Las Vegas and its Restricted Subsidaries and (ii) other payments made pursuant to the Affiliate Agreements, in each case, as in effect on the date of this Indenture or as such Affiliate Agreements may be amended, modified or supplemented in any manner that is not in contravention of Section 4.22;

(7)           any Permitted Investment made pursuant to clauses (12), (13) or (14) of the definition thereof; and

(8)           the issuance by Wynn Las Vegas of any Equity Interests (other than Disqualified Stock) to any Affiliate if such issuance is otherwise not in contravention of the terms of this Indenture.

Section 4.12	Liens.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or on any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Section 4.13	Line of Business.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or investment activities other than the Permitted Business.  Wynn Las Vegas shall not, and shall not permit any of its Subsidiaries to, conduct a Permitted Business in any gaming jurisdiction in which such entity is not licensed on the date of this Indenture if the Holders of the Notes would be required to be licensed as a result thereof; provided that this sentence shall not prohibit any entity from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the Holders of Notes, but reserves the discretionary right to require the licensing or qualification of any Holders of Notes.

Section 4.14	Corporate and Organizational Existence.

Subject to Article 5 hereof, except in the case of a Permitted C-Corp. Conversion, each of the Issuers shall, and shall cause the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)        its corporate or limited liability company existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time); and

(b)        the rights (charter and statutory), licenses and franchises of the Issuers and their respective Subsidiaries; provided, however, that the Issuers and the Restricted Subsidiaries shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Subsidiaries (other than the Issuers), if the Board of Directors of Wynn Capital or the applicable Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15	Offer to Purchase Upon Change of Control.

(a)        Upon the occurrence of a Change of Control, the Issuers shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes purchased, if any, to the date of repurchase (the “Change of Control Payment”).  Within ten days following any Change of Control, the Issuers shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered shall be accepted for payment;

(2)           the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)           that any Note not tendered shall continue to accrue interest;

(4)           that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)           that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)           that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or in integral multiples of $1,000 in excess of $2,000.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.10 or 4.15 of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under Section 3.10 or this Section 4.15 by virtue of such compliance.

(b)        On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(1)           accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or in integral multiples of $1,000 in excess of $2,000.  The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)        Notwithstanding anything to the contrary in this Section 4.15, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.10 hereof and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to this Indenture as described above under Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.16	Events of Loss

After any Event of Loss with respect to Collateral (other than Events of Loss with respect to Collateral comprising Encore at Wynn Las Vegas at any time prior to the completion of Encore at Wynn Las Vegas in accordance with the Disbursement Agreement, which shall be governed by the Disbursement Agreement), Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the damaged Collateral, with no obligation to make any purchase of any Notes; so long as, in the case of any such Collateral with a Fair Market Value (or replacement cost, if higher) in excess of $500.0 million; provided that:

(a)        Wynn Las Vegas delivers to the Trustee within 90 days of the Event of Loss a written opinion from a reputable contractor that the damaged Collateral can be rebuilt, repaired, replaced or constructed and operating within 365 days following the delivery of such written opinion to the Trustee;

(b)        Wynn Las Vegas delivers to the Trustee within 120 days of the Event of Loss an Officers’ Certificate certifying that Wynn Las Vegas or the applicable Restricted Subsidiary has available from Net Loss Proceeds, cash on hand or available borrowings under Indebtedness permitted to be incurred under Section 4.09 hereof to complete the rebuilding, repair, replacement or construction described in clause (a) above and, together with any anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period; and

(c)         the damaged Collateral is rebuilt, repaired, replaced or constructed and operating in substantially the manner that it was operating immediately prior to the Event of Loss within 365 days following the delivery of such written opinion to the Trustee.

Notwithstanding the foregoing provisions of this Section 4.16, if the damaged Collateral is not necessary for and is not used in the operation of the Wynn Las Vegas Resort or Encore at Wynn Las Vegas, as the case may be, Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) may apply the Net Loss Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by Section 4.13 hereof.

Any Net Loss Proceeds that are (1) not reinvested as provided in the first sentence of this Section 4.16 or (2) otherwise required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas, in each case, shall be deemed “Excess Loss Proceeds.” Within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Loss Proceeds exceeds $500.0 million or (ii) the date when, pursuant to the Credit Agreement, Excess Loss Proceeds are required to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas shall allocate a portion of such Excess Loss Proceeds determined by multiplying the amount of such Excess Loss Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Event of Loss Offer Amount”), to make an offer (an “Event of Loss Offer”) to all Holders of Notes and, to the extent required, the holders of such Pari Passu Debt to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Loss Proceeds less the Event of Loss Offer Amount (the “Event of Loss Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Event of Loss Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment but does not exceed $100.0 million (unless the lenders under the Credit Agreement have waived any requirement of Wynn Las Vegas to prepay revolving credit Indebtedness outstanding under the Credit Agreement and to effect a corresponding permanent reduction of the commitments thereunder), such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Event of Loss Offer Amount and offered to the Holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Event of Loss Offer as provided in the preceding sentence.  If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer and repayment of any term Indebtedness outstanding under the Credit Agreement, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may use those Excess Loss Proceeds for any general corporate purpose not prohibited by this Indenture, the Credit Agreement, the 2014 Notes, the 2017 Notes and the Collateral Documents, including, without limitation, to reduce revolving credit Indebtedness (and, if required, commitments) under the Credit Agreement.  If the aggregate principal amount of Notes and such other Pari Passu Debt tendered into such Event of Loss Offer exceeds the Event of Loss Offer Amount that may be applied to the Event of Loss Offer, the Trustee shall select the Notes and such other Pari Passu Debt to be purchased as described in Sections 3.02 and Section 3.10 hereof.  Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.  Any Event of Loss Offer made pursuant to the terms of the indenture governing the 2014 Notes or the 2017 Notes shall be required to be made to the Holders, as holders of Pari Passu Debt (as defined in those indentures).

Pending their application, all Net Loss Proceeds shall either be (1) applied to temporarily reduce amounts outstanding under any pari passu secured revolving credit Indebtedness under the Credit Agreement, or (2) invested in Cash Equivalents held in an account in which the Trustee has a perfected first priority security interest for the benefit of the Holders (equal and ratable with the perfected security interest securing the Credit Agreement, the 2014 Notes and the 2017 Notes, and subject to other Permitted Liens and the terms of the Intercreditor Agreement).  These funds and securities shall be released to Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) to pay for or reimburse Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) for either (1) the actual cost of a permitted use of Net Loss Proceeds as provided in this Section 4.16, or (2) the Event of Loss Offer, pursuant to the terms of the Collateral Documents.  Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) shall grant to the Trustee, on behalf of the Holders, a security interest (equal and ratable with the perfected security interest securing the Credit Agreement, the 2014 Notes and the 2017 Notes, and subject to other Permitted Liens and the terms of the Intercreditor Agreement), on any property or assets rebuilt, repaired, replaced or constructed with such Net Loss Proceeds on the terms set forth in this Indenture and the Collateral Documents.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to property or assets that have a Fair Market Value (or replacement cost, if greater) in excess of $500.0 million, Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) shall be required to receive consideration:

(a)        at least equal to the Fair Market Value (evidenced by a resolution of Wynn Capital’s Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the property or assets subject to the Event of Loss; and

(b)        at least 80% of which is in the form of cash or Cash Equivalents.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Event of Loss Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.10 or 4.16 of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under those provisions of this Indenture by virtue of such compliance.

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of Wynn Capital may designate any Restricted Subsidiary, other than Wynn Capital, to be an Unrestricted Subsidiary of Wynn Las Vegas if that designation would not cause a Default or an Event of Default.  If a Restricted Subsidiary of Wynn Las Vegas is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Wynn Las Vegas and its Restricted Subsidiaries in the Subsidiary properly designated shall be deemed to be an Investment made in an Unrestricted Subsidiary as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07 hereof or Permitted Investments, as determined by Wynn Las Vegas.  That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of Wynn Las Vegas otherwise meets the definition of an “Unrestricted Subsidiary.” The Board of Directors of Wynn Capital may redesignate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary of Wynn Las Vegas if the redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary of Wynn Las Vegas as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Wynn Las Vegas as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, Wynn Las Vegas shall be in default of such covenant.  The Board of Directors of Wynn Capital may at any time redesignate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary of Wynn Las Vegas; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Wynn Las Vegas of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18	Limitation on Status as Investment Company.

The Issuers and Guarantors shall not be or become required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

Section 4.19	Limitation on Sale and Leaseback Transactions.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (except with respect to the Aircraft Assets so long as, and to the extent that, such Aircraft Assets are not Collateral); provided that Wynn Las Vegas or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(a)        Wynn Las Vegas or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness in an amount equal to the Attributable Debt pursuant to Section 4.12 hereof;

(b)        the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Wynn Capital or that Restricted Subsidiary, as the case may be, and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(c)        the transfer of assets in such sale and leaseback transaction is permitted by, and Wynn Las Vegas or such Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 4.10 hereof.

Section 4.20	Restrictions on Payments of Management Fees.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)        pay Management Fees:

(1)           to the extent such payment would cause the Consolidated Leverage Ratio of the Issuers and the Restricted Subsidiaries for the most recently ended four full fiscal quarters of Wynn Las Vegas for which internal financial statements are available immediately preceding the date on which such Management Fee is proposed to be paid to be greater than 6.5 to 1.0 (calculated on a pro forma basis, giving effect to the payment of the Management Fees proposed to be paid and any Indebtedness proposed to be incurred to finance the payment of such Management Fees); or

(2)           if at the time of payment of such Management Fees, a Default or an Event of Default has occurred and is continuing or shall occur as a result thereof; or

(b)        prepay any Management Fees.

Any Management Fees not permitted to be paid during a particular 12-month period pursuant to this Section 4.20 shall be deferred and shall accrue.  Such accrued and unpaid Management Fees may be paid in any subsequent 12-month period to the extent such payment would be permitted under this Section 4.20 and the Management Fees Subordination Agreement.

Section 4.21	Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiaries of Wynn Las Vegas to any Person (other than Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas that is a Guarantor), unless:

(a)        such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(b)        the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof.

In addition, Wynn Las Vegas shall not permit any Wholly Owned Restricted Subsidiary of Wynn Las Vegas to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas that is a Guarantor.

Section 4.22	Amendments to Certain Agreements.

(a)        Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, or otherwise fail to enforce, or terminate or abandon, any of the provisions of any Affiliate Agreement, if such amendment, modification, waiver or other change, failure to enforce, termination or abandonment (individually or collectively with all such amendments, modifications, waivers and other changes, failures to enforce, terminations or abandonments taken as a whole) would:

(1)           increase the amounts payable to Persons other than Wynn Las Vegas and its Restricted Subsidiaries thereunder by Wynn Las Vegas or any of its Restricted Subsidiaries,

(2)           change the dates on which such amounts are to be paid to dates earlier than those set forth in such agreement, as in effect on the date of this Indenture,

(3)           reduce the services provided thereunder to Wynn Las Vegas or any of its Restricted Subsidiaries unless accompanied by a corresponding decrease in the amounts payable by Wynn Las Vegas or any of its Restricted Subsidiaries thereunder,

(4)           materially impair the rights or remedies of the Holders of the Notes thereunder or under this Indenture or the Collateral Documents, or

(5)           materially impair the development, use or operation of the Projects.

Any other amendment, modification, waiver or other change to, or any failure to enforce, or termination or abandonment of the provisions of any Affiliate Agreement shall be made in accordance with the requirements of Section 4.11(a) hereof.

Notwithstanding the foregoing, in connection with any release of all or any portion of the Golf Course Land as provided in Sections 10.03(b), 10.03(c), 10.03(d) or 10.03(e), Wynn Las Vegas and its Restricted Subsidiaries may terminate (in the case of Sections 10.03(b) or 10.03(c)) or amend (in the case of Sections 10.03(d) or 10.03(e)) the Golf Course Lease, the Access Easement Agreement or any other agreement with respect to the Golf Course Land or any other related assets or property.

Section 4.23	Amendments to Operating Agreements and Charter Documents.

Except in connection with a Permitted C-Corp. Conversion, Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to:

(a)        dissolve,

(b)        with respect to any entity that is a limited liability company, amend, modify or otherwise change, its operating agreement or other charter documents, or otherwise permit any such agreement or document, to provide that the death, retirement, resignation, expulsion, bankruptcy, dissolution or dissociation of a member of that limited liability company or any other event affecting a member of that limited liability company either terminates the status of that Person as a member of the limited liability company or causes the limited liability company to be dissolved or its affairs wound up, or

(c)        amend, modify or otherwise change the separateness covenants and company restrictions in its operating agreement relating to conduct, or any comparable provisions contained in its other charter documents, or fail to include similar provisions in the operating agreement or other applicable charter documents of any future Restricted Subsidiary.

Section 4.24	Insurance.

Wynn Las Vegas shall, and shall cause its Restricted Subsidiaries to, maintain insurance with reputable and financially sound carriers against such risks and in such amounts as are customarily carried by similarly situated businesses, including, without limitation, property and casualty insurance, so long as such insurance coverage (including deductibles, retentions and self-insurance amounts) at all times complies with the insurance coverage required under the Disbursement Agreement.

Section 4.25	Additional Collateral; Formation or Acquisition of Restricted Subsidiaries, Designation of Unrestricted Subsidiaries as Restricted Subsidiaries or Permitted C-Corp. Conversion.

Concurrently with (1) the formation or acquisition of any Restricted Subsidiary of Wynn Las Vegas that becomes or is required under the Credit Agreement to become a Guarantor of any of the obligations under the Credit Agreement, (2) the designation of an Unrestricted Subsidiary of Wynn Las Vegas as a Restricted Subsidiary, or (3) the conversion by Wynn Las Vegas or any of its Restricted Subsidiaries as a subchapter “C” corporation in a Permitted C-Corp. Conversion, Wynn Las Vegas shall, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement:

(a)        (1)         cause such Restricted Subsidiary or subchapter “C” corporation (if such subchapter “C” corporation is not an Issuer) to guarantee all obligations of the Issuers under this Indenture and the Notes by executing and delivering to the Trustee a supplemental indenture in the form of Exhibit F to this Indenture; or

(2)           if such subchapter “C” corporation is an Issuer, cause such subchapter “C” corporation to execute and deliver to the Trustee (i) a supplemental indenture substantially in the form of Exhibit F hereto, (ii) an assumption agreement unconditionally and irrevocably assuming all of the right, title and interest of the Issuer that was so reorganized as a subchapter “C” corporation in, to and under this Indenture and the Notes, and (iii) replacement Notes for the Notes previously issued by the Issuer that was so reorganized as a subchapter “C” corporation to be issued to the Holders upon request and the concurrent return by such Holders of the Notes previously issued to them by the Issuer that was so reorganized as a “C” corporation;

(b)        cause such Restricted Subsidiary or subchapter “C” corporation to execute and deliver to the Trustee, (a) an assumption agreement in the form of Annex 1 to the Security Agreement (under which such Restricted Subsidiary or subchapter “C” corporation shall grant a security interest to the Trustee in those of its assets described in the Security Agreement), and (b) such Uniform Commercial Code financing statements as are necessary to perfect the Trustee’s security interest in such assets;

(c)        in the event such Restricted Subsidiary or subchapter “C” corporation owns real property that (i) is contiguous to any real property included in the Collateral, (ii) has a Fair Market Value in excess of $50.0 million in the aggregate or $25.0 million individually or (iii) is required pursuant to the terms of the Credit Agreement to be included in the Collateral, cause such Restricted Subsidiary or subchapter “C” corporation to execute and deliver to the Trustee:

(1)          a deed of trust, substantially in the form of the Deeds of Trust (with such modifications as are necessary to comply with applicable law) (under which such Restricted Subsidiary or subchapter “C” corporation shall grant a security interest to the Trustee in such real property and any related fixtures),

(2)          in the case of any such Restricted Subsidiary, title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property, and

(3)          in the case of any such subchapter “C” corporation, an agreement executed and delivered by the title company that issued the title and extended coverage insurance covering the real property owned by such subchapter “C” corporation naming such subchapter “C” corporation as an additional insured under such insurance,

(d)           promptly pledge, or cause to be pledged, to the Trustee (i) all of the outstanding Capital Stock of such entity or subchapter “C” corporation owned by Wynn Las Vegas or any of its Restricted Subsidiaries and (ii) all of the outstanding Capital Stock owned by such Restricted Subsidiary or subchapter “C” corporation, to secure Wynn Las Vegas’ obligations under this Indenture and the Notes or such Restricted Subsidiary’s Guarantee obligations under the applicable Security Agreement, as the case may be;

(e)           promptly take, and cause such Restricted Subsidiary or subchapter “C” corporation and each other Restricted Subsidiary to take all action necessary or, in the opinion of the Trustee, desirable to perfect and protect the security interests intended to be created by the Collateral Documents, as modified under this Section 4.25; and

(f)         promptly deliver to the Trustee such Opinions of Counsel, if any, as the Trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Notwithstanding the foregoing, no Restricted Subsidiary shall be required to take the actions specified in clauses (2) through (6) above during any Collateral Release Period.

Section 4.26	Additional Collateral; Acquisition of Assets or Property.

At any time other than during a Collateral Release Period, and concurrently with the acquisition by Wynn Las Vegas or any of its Restricted Subsidiaries of any assets or property (other than a Subsidiary of Wynn Las Vegas) that would constitute Collateral, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement, Wynn Las Vegas shall, and shall cause its Restricted Subsidiaries to, cause the applicable entity to:

(a)        in the case of the acquisition of personal property with an aggregate fair market value in excess of $50,000 (other than “Excluded Assets” as defined in the Pledge and Security Agreement) for all such acquired personal property, execute and deliver to the collateral agent under the Pledge and Security Agreement such Uniform Commercial Code financing statements, if any, as are necessary or, in the opinion of the Trustee, desirable to perfect and protect the Trustee’s security interest in such assets or property;

(b)        in the case of the acquisition of real property, that (i) is contiguous to any real property included in the Collateral or (ii) has a Fair Market Value in excess of $5.0 million in the aggregate or $2.5 million individually, execute and deliver to the Trustee:

(1)           a deed of trust, substantially in the form of the Deeds of Trust (with such modifications as are necessary to comply with applicable law) (under which Wynn Las Vegas or such Restricted Subsidiary shall grant a security interest to the Trustee in such real property and any related fixtures), and

(2)           title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

(c)        in the case of the acquisition of personal property (other than personal property in which the Trustee has a perfected security interest (subject only to Permitted Liens)) or real property subject to clauses (a) and (b) above of this Section 4.26, as applicable, promptly deliver to the Trustee such Opinions of Counsel, if any, as the Trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Section 4.27	Further Assurances.

Except during any Collateral Release Period, Wynn Las Vegas shall, and shall cause its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(a)        carry out more effectively the purposes of the Collateral Documents;

(b)        create, grant, perfect and maintain the validity, effectiveness, perfection and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

(c)        ensure that any of the rights granted or intended to be granted to the Trustee or any Holder under the Collateral Documents or under any other instrument executed in connection therewith or granted to Wynn Las Vegas or any of its Restricted Subsidiaries under the Collateral Documents or under any other instrument executed in connection therewith are protected and enforced.

Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), Wynn Las Vegas shall, and shall cause its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Wynn Resorts, Wynn Las Vegas or any of Wynn Las Vegas’ Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 4.28	Payments for Consent.

Wynn Las Vegas shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Collateral Documents unless such consideration is offered to be paid and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.  Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, Wynn Las Vegas may exclude (i) Holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require Wynn Las Vegas to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by Wynn Las Vegas in its sole discretion.

Section 4.29	Restrictions on Activities of Wynn Capital.

Wynn Capital shall not hold any material assets, hold any Equity Interests, incur any Indebtedness, become liable for any obligations, engage in any business activities or have any Subsidiaries.  However, Wynn Capital may incur Indebtedness to the extent that it is a co-obligor with respect to Indebtedness which Wynn Las Vegas is permitted to incur under this Indenture, but only if the Net Proceeds of such Indebtedness are received by Wynn Las Vegas or one or more of Wynn Las Vegas’ Wholly Owned Restricted Subsidiaries other than Wynn Capital.  At all times while Notes issued under this Indenture remain outstanding, Wynn Capital shall maintain a Board of Directors composed of individuals who serve on the Board of Directors of Wynn Resorts, and such other disinterested or independent members as the Board of Directors deems appropriate from time to time.

ARTICLE 5.
SUCCESSORS

Section 5.01	Merger, Consolidation, or Sale of Assets.

(a)        Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1)          either (a) such Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)          the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes, this Indenture, the Registration Rights Agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3)          immediately after such transaction, no Default or Event of Default exists;

(4)          such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable new Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(5)          such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

  (A)           shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction (excluding the effect of the related professional fees, commissions, sales and other taxes, and other transactional costs that would otherwise reduce Consolidated Net Worth); and

  (B)           shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;

(6)          such transaction, at the time it is undertaken, would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

In addition, no Issuer may, directly or indirectly, lease all or substantially all of its properties or assets, taken as a whole, in one or more related transactions, to any other Person.

Notwithstanding the provisions of this Section 5.01, Wynn Las Vegas or any of its Restricted Subsidiaries that is not a subchapter “C” corporation is permitted to convert into a corporation pursuant to a Permitted C-Corp. Conversion.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of either Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such “Issuer” shall refer instead to the successor Person and not to such Issuer), and may exercise every right and power of such Issuer under this Indenture with the same effect as if such successor Person had been named as such Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest and premium, if any, on the Notes, except in the case of a sale of all of such Issuer’s assets in a transaction that is subject to, and that complies with the provisions of Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(a)        the Issuers default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes;

(b)        the Issuers default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(c)        failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries:

(1)          to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under Sections 4.10, 4.15 or 4.16 hereof;

(2)          to comply with Sections 4.07, 4.09 or 5.01 hereof;

(d)        failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries for 60 days after receipt of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, if any, then outstanding voting as a single class to comply with any of the other agreements in this Indenture not set forth in Section 6.01(c) above;

(e)        failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries, the Completion Guarantor or any other party to any Collateral Documents (other than the Trustee or any representative of the lenders under the Credit Agreement or other lenders party thereto) for 60 days after receipt of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, if any, then outstanding voting as a single class, to comply with any of its agreements, as applicable, in any Collateral Document;

(f)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Wynn Las Vegas or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Wynn Las Vegas or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(1)          is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)          results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(g)        failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) aggregating in excess of $20.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days;

(h)        any event of default under any of the Collateral Documents or any of the Collateral Documents shall cease, for any reason (other than pursuant to their terms), to be in full force and effect, or Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries or any Affiliate of any such Person or any Person acting on behalf of any such Person, shall so assert as to any of such Person’s properties or assets, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents;

(i)         any material representation or warranty made or deemed made by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes an event of default under the Disbursement Agreement;

(j)         except as expressly permitted therein or by this Indenture, any Note Guarantee issued by a Significant Restricted Subsidiary of Wynn Las Vegas shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary of Wynn Las Vegas, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee;

(k)        either Issuer, any Significant Restricted Subsidiary of Wynn Las Vegas or any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas pursuant to or within the meaning of Bankruptcy Law:

(1)          commences a voluntary case,

(2)          consents to the entry of an order for relief against it in an involuntary case,

(3)          consents to the appointment of a custodian of it or for all or substantially all of its property,

(4)          makes a general assignment for the benefit of its creditors, or

(5)          generally is not paying its debts as they become due; or

(l)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)          is for relief against either Issuer or any Significant Restricted Subsidiary of Wynn Las Vegas or any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas in an involuntary case;

(2)          appoints a custodian of either Issuer or any Significant Restricted Subsidiary of Wynn Las Vegas or any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas or for all or substantially all of the property of either Issuer or any Significant Restricted Subsidiary of Wynn Las Vegas or any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas; or

(3)          orders the liquidation of either Issuer or any Significant Restricted Subsidiary of Wynn Las Vegas or any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(m)        the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at any Gaming Facility for a period of more than 90 consecutive days; or

(n)         if Wynn Las Vegas ever fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Wynn Capital.

Section 6.02	Acceleration.

In the case of an Event of Default specified in clause (k) or (l) of Section 6.01 hereof, with respect to either Issuer, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Liquidated Damages, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Subject to the Intercreditor Agreement, Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, as long as any Indebtedness is outstanding under the Credit Agreement or any of the 2014 Notes remain outstanding, the Holders will not have any right to direct the Collateral Agent to enforce remedies against the Collateral.  In addition, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Except to enforce the right to receive payment of principal, interest, or premium, if any, or Liquidated Damages, if any, when due, a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)        such Holder of a Note gives to the Trustee written notice that an Event of Default is continuing;

(b)        the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)        such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)        the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)        during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:      to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:     to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

Section 7.01	Duties of Trustee.

(a)        If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)        Except during the continuance of an Event of Default:

(1)          the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Documents, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Documents, and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Documents against the Trustee; and

(2)          in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Documents.

(c)        The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)          this Section 7.01(c) does not limit the effect of paragraph (b) of this Section 7.01;

(2)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)        Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)        No provision of this Indenture or the Collateral Documents shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture and the Collateral Documents at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a)        The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)        Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)        The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)        The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)        Unless otherwise specifically provided in this Indenture or the Collateral Documents, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of either Issuer.

(f)         The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Collateral Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.  Nor shall the Trustee be bound to investigate (i) the performance of any of the covenants, agreements or other terms or conditions set forth herein or in any Security Agreement, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of any Security Agreement or other agreement, instrument or document, (iii) the creation, perfection or priority of any lien, (iv) the value or sufficiency of any Collateral or (v) the satisfaction of any condition set forth in any Security Agreement.

(g)        Except as expressly provided herein, the Trustee shall have no duty to inquire as to the performance of the Issuers with respect to the covenants contained in Articles 4 and 5 hereof.

(h)        The Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 6.01(a) and (b) hereof or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge thereof.

(i)         The Trustee may request that the Issuers deliver Officers’ Certificates setting forth the names of individuals and their titles and specimen signatures of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificates may be signed by any person authorized to sign an Officers’ Certificate, as the case may be, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)         Any permissive right granted to the Trustee shall not be construed as a mandatory duty.

(k)        The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)         In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions or utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.03	Individual Rights of Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail a notice of the Default or Event of Default to Holders within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium or Liquidated Damages, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	Reports by Trustee to Holders of the Notes.

(a)        Within 60 days after each April 15 beginning with the April 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b)        A copy of each report at the time of its mailing to the Holders of Notes shall be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07	Compensation and Indemnity.

(a)        The Issuers shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)        The Issuers and the Guarantors shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Collateral Documents, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, respectively, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or any of the Guarantors of their obligations hereunder.  The Issuers or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel.  Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)        The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

(d)        To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)        When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(k) or (l) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)         The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08	Replacement of Trustee.

(a)        A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)        The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers in writing.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

(1)          the Trustee fails to comply with Section 7.10 hereof;

(2)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)          a custodian or public officer takes charge of the Trustee or its property; or

(4)          the Trustee becomes incapable of acting.

(c)        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)        If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)        If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11	Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
 LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate of each Issuer, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes, each of the Guarantors shall be deemed to be discharged from their obligations with respect to their Note Guarantees and the Issuers and each of the Guarantors shall be deemed to be discharged from their obligations with respect to the Collateral Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and each of the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Sections 8.02(a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Collateral Documents, and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)        the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)        the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(c)        the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d)        this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers, the Restricted Subsidiaries of Wynn Las Vegas and any Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 4.15 through 4.29 inclusive hereof and clause (5) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and each of the Guarantors released may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(h), Section 6.01(j) and Sections 6.01(n) through 6.01(p) hereof shall not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)        the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)        in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)        in the case of an election under Section 8.03 hereof, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)        no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer, any Restricted Subsidiary or any Guarantor is a party or by which either Issuer, any Restricted Subsidiary or any Guarantor is bound;

(e)        such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which either Issuer, any Restricted Subsidiary or any Guarantor is a party or by which any such Person is bound;

(f)         in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Issuers or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder of Notes is an “insider” of either Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)        the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(h)        the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Liquidated Damages, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Liquidated Damages, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium or Liquidated Damages, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times (national edition) and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ or the Guarantors’ obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or Liquidated Damages, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Collateral Documents to:

(a)        cure any ambiguity, defect or inconsistency;

(b)        provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)        provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuers or such Guarantor, as the case may be, in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets pursuant to Article 5 hereof;

(d)        make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder, including any amendment or modification to the Intercreditor Agreement that gives or provides for any additional rights to the Holders to direct the Collateral Agent to enforce remedies against the Collateral and/or participate in other decisions regarding collateral and/or the enforcement of security documents;

(e)        comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)         provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(g)        allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(h)        enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto.

Upon request of the Issuers, the Trustee will enter into amendments, restatements and modifications of the Collateral Documents from time to time in connection with the grant of any Permitted Liens; provided, however, that any such amended, restated or modified Collateral Documents shall contain terms no less favorable to the Trustee or the Holders of the Notes than the terms contained in the Collateral Documents being amended, restated or modified (except as expressly provided for in this Indenture); provided, further, that any such amendment, restatement or modification does not otherwise adversely affect the rights or remedies of the Trustee or the Holders of the Notes in any material respect (except as expressly provided for in this Indenture).

Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.10, 4.10, 4.15 and 4.16 hereof), the Notes, the Note Guarantees and, subject to the terms of the Intercreditor Agreement and this Indenture, the Collateral Documents, with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement and this Indenture, the Collateral Documents, may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with purchase of, or a tender offer or exchange offer for, the Notes).

Notwithstanding any other provision in this Indenture, the Notes, the Note Guarantees or the Collateral Documents, any amendment or modification to the definition of “Excluded Assets” in the Pledge and Security Agreement or the definition of “Excluded Property” in the Deeds of Trust shall require, in addition to the other consents required pursuant to Section 10.01(b) hereof and the Intercreditor Agreement, the consent of at least a majority in principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consent obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), if as a result of such amendment or modification, the Notes will not be secured by substantially all of the assets of the Issuers and the Guarantors.

Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of

Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes or by the Guarantors with any provision of the Note Guarantees.  However, without the consent of each Holder affected or, in the case of clauses (h), (i) and (j) below only, without the consent of the Holders of at least 95% in the aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)        reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)        reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes, except as provided above with respect to Sections 3.10, 4.10, 4.15 and 4.16 hereof;

(c)        reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)        waive a Default or Event of Default in the payment of principal of, or interest or premium or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)        make any Note payable in money other than that stated in the Notes;

(f)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(g)        waive a redemption payment with respect to any Note (other than a payment required by Sections 3.10, 4.10, 4.15 and 4.16 hereof);

(h)        release all or substantially all of the Collateral, in each case, except in accordance with the provisions of the Collateral Documents;

(i)         release any Guarantor from any of its obligations under its Note Guarantee or this Indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of this Indenture;

(j)         amend the provisions of Section 10.03 hereof; or

(k)        make any change in the foregoing amendment and waiver provisions.

Section 9.03	Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.
COLLATERAL AND SECURITY

Section 10.01	Collateral Documents.

(a)        The due and punctual payment of the principal of and interest and premium and Liquidated Damages, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and premium and Liquidated Damages (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Collateral Documents which the Issuers and the Guarantors have entered into prior to or simultaneously with the execution of this Indenture (including, without limitation, the Collateral Documents listed on Exhibit G hereto).  Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and limitations on exercise of rights and remedies) as the same may be in effect or may be amended from time to time in accordance with the terms of this Indenture and the Collateral Documents and authorizes and directs the Trustee to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Issuers and Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents and the Issuers shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee the security interests in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available (subject to the terms of the Intercreditor Agreement) for the security and benefit of this Indenture, the Notes and the Note Guarantees secured by the Collateral Documents, according to the intent and purposes therein expressed.  Subject to the terms of the Intercreditor Agreement, the Issuers shall take, and shall cause the Restricted Subsidiaries that are party to one or more Collateral Documents to take, upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuers hereunder and of the Guarantors under the Note Guarantees, a valid and enforceable perfected Lien of the priority required by the Collateral Documents in and on all the Collateral, in favor of the Trustee for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons, in each case, equal and ratable with the Liens securing the obligations under the Credit Agreement and subject to Permitted Liens and the terms of the Intercreditor Agreement.

(b)           Without limiting the generality of the foregoing, each Holder by accepting a Note agrees that, as described in the Deeds of Trust and the Pledge and Security Agreement, each of the Deeds of Trust and Pledge and Security Agreement and any other document or instrument pursuant to which the Issuers or any Affiliate thereof from time to time grants a Lien to the Trustee or the Holders or an agent or representative on their behalf to secure their obligations hereunder (collectively, the “Security Documents”) are “Shared Security Documents,” and that the Trustee is authorized and directed by each Holder to treat and the Trustee and each such Holder agrees that it will treat the same as “Shared Security Documents” under and as defined in the Intercreditor Agreement and subject to the terms thereof for all purposes, including without limitation, for purposes of amending, modifying, varying or waiving any provision thereof, releasing any collateral thereunder, exercising any rights or remedies thereunder, directing the Collateral Agent thereunder to take any action thereunder or with respect thereto, and for purposes of sharing the proceeds of the collateral thereunder with the other First Lien Secured Parties.  In furtherance of the foregoing, the Trustee shall (and is hereby authorized to) take or instruct the Collateral Agent thereunder to take such actions under the Security Documents or related thereto as requested by the Required Secured Parties from time to time, and notwithstanding any provision in this Indenture to the contrary, unless all debt secured by the Security Documents has been Discharged, the Trustee will not release or instruct the Collateral Agent thereunder to release any Collateral unless such release has been consented to by each other Project Credit Party or such Collateral has been released from the Lien securing the obligations owed to all other First Lien Secured Parties.  The Holders hereby designate and direct the Trustee to designate, and the Trustee hereby designates Deutsche Bank Trust Company Americas as its collateral agent to act as specified in and under the Intercreditor Agreement, this Indenture, the Security Documents and any other such documents or instruments entered into by Deutsche Bank Trust Company Americas (and its successors) as the collateral agent for the benefit of the Trustee and the Holders.  In addition, regardless of whether required by the Intercreditor Agreement, each Holder hereby agrees that to the extent that the Holders obtain a recovery under a title insurance policy that insures the Deeds of Trust, and such recovery would result in the Holders receiving a greater percentage recovery on the Notes (relative to the outstanding principal amount of the Notes) than the corresponding percentage recovery that will be obtained by the other First Lien Secured Parties that are parties to (or whose representative is party to) the Intercreditor Agreement as of the date of this Indenture (after giving effect to Section 8 of the Intercreditor Agreement and the title insurance proceeds received  by such other First Lien Secured Parties from their policies of title insurance) in connection with the exercise of remedies or other event or loss that gave rise to the recovery obtained by the Holders, then the Holders will turn over a portion of such proceeds to the Collateral Agent for distribution to such other First Lien Secured Parties in amounts necessary to ensure that each such party receives a similar percentage recovery (relative to the outstanding principal amount of First Lien Secured Obligations then held by such party) from such proceeds.  The Issuers and the Guarantors hereby consent to the foregoing provisions and confirm that the Security Documents are and shall be treated as “Shared Security Documents.” Each Project Credit Party is an express beneficiary of this Section 10.01(b) and the provisions of this Section 10.01(b) may not be amended or modified without the consent of each Project Credit Party.

Section 10.02	Recording and Opinions.

(a)        The Issuers shall furnish to the Trustee simultaneously with the execution and delivery of this Indenture an Opinion of Counsel either:

(1)           stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments necessary to make effective the Lien intended to be created by the Collateral Documents, and reciting with respect to the security interests in the Collateral, the details of such action; or

(2)           stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

(b)        The Issuers shall furnish to the Trustee within 30 days after April 30 in each year beginning with April 30, 2011, an Opinion of Counsel, dated as of such date, either:

(1)           (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Collateral Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Trustee hereunder and under the Collateral Documents with respect to the security interests in the Collateral;

(2)           stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(c)        The Issuers shall otherwise comply with the provisions of TIA §314(b).

Section 10.03	Release of Collateral.

(a)        Subject to Sections 9.02 and 10.01(b), the other provisions of this Section 10.03 and the terms of the Intercreditor Agreement and the other Collateral Documents, the Trustee will determine the circumstances and manner in which the Collateral will be disposed of, including the determination of whether to release all of the Collateral from the security interests created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default.  Subject to Sections 9.02 and 10.01(b), Collateral may be released from the Liens and security interests created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents and as provided in this Section 10.03.  Subject to the provisions of the Intercreditor Agreement and this Indenture, upon the request of the Issuers pursuant to an Officers’ Certificate certifying that all terms for release and conditions precedent under this Indenture and under any applicable Collateral Document have been met and specifying (1) the identity of the Collateral to be released and (2) the provisions of this Indenture or the applicable Collateral Document which authorize such release, the Trustee shall release the Liens in favor of the Trustee (at the sole cost and expense of the Issuers) on:

(1)           all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of (a) in an Asset Sale, Permitted Dispositions, Permitted Investment or Restricted Payment in accordance with this Indenture and the Collateral Documents, (b) to an Unrestricted Subsidiary of Wynn Las Vegas in accordance with this Indenture and the Collateral Documents or (c) as expressly permitted by the Collateral Documents;

(2)           all Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to an Event of Loss; provided that the Net Loss Proceeds, if any, from the Event of Loss are or shall be applied in accordance with Sections 3.10 and 4.16 hereof;

(3)           all Collateral (except as provided in Articles 8 and 12 of this Indenture) upon Legal Defeasance as provided for in Section 8.02 hereof or satisfaction and discharge of this Indenture as provided for Section 12.01 hereof;

(4)           all Collateral upon the payment in full in cash in immediately available funds of all Obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(5)           except as otherwise provided in this Indenture or the Collateral Documents, Collateral of a Guarantor whose Note Guarantee is released or terminated pursuant to the terms of this Indenture;

(6)           the Released Assets;

(7)           Government Transfers consisting of transfers of fee interests in real property;

(8)           in connection with any sale, lease or other disposition of any assets in connection with (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project, on any assets or interests in any assets so long as the lenders under the Credit Agreement concurrently release their security interest in such assets, so long as no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release; and

(9)           any Water Rights covered by or relating to any water permits so long as such Water Rights are covered by or related to other water permits owned by Wynn Las Vegas or any of its Restricted Subsidiaries.

(b)        The Trustee shall (i) release (at the sole cost and expense of the Issuers) the Liens granted by Wynn Las Vegas and the Restricted Subsidiaries in favor of the Trustee for the benefit of the Holders on all of the Collateral, including the Golf Course Land and (ii) permit the termination of the Golf Course Lease and the Access Easement Agreement, so long as:

(1)           the lenders under the Credit Agreement release their first Liens on all of the Collateral (provided that it shall not be deemed to be a release of the first priority Lien requiring the automatic release of the Trustee’s Liens (for the benefit of the Holders) if the release of the first priority Liens securing the Credit Agreement is the result of an extension, refinancing, renewal, replacement, amendment and restatement, restatement, defeasance or refunding (collectively, a “Refinancing”) of the Credit Agreement and as a result of which the first priority Liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/ or replaced with Liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf));

(2)           no Default or Event of Default has occurred and is continuing;

(3)           the lenders under all other outstanding secured Indebtedness (other than Indebtedness incurred pursuant to clause (7) of the definition of Permitted Debt) that is secured by any Collateral release their security interest in such Collateral; and

(4)           Wynn Las Vegas delivers an Officers’ Certificate to the Trustee confirming that the conditions in clauses (1), (2) and (3) of this Section 10.03(b) have been satisfied.

In addition, subject to the terms of the Intercreditor Agreement and Section 10.01(b) hereof, the Holders’ security interest in all or substantially all of the Collateral may be released at any time with the consent of the Holders of 95% of the aggregate principal amount of the Notes then outstanding.

Upon any such release of those security interests, the disposition or transfer of such assets shall no longer be subject to any of the restrictive covenants in this Indenture.

In the event that the Issuers or the Guarantors grant Liens (other than Liens permitted under clause (25) of the definition of Permitted Liens) to secure any other Indebtedness (other than Indebtedness incurred pursuant to clause (7) of the definition of Permitted Debt) after the Holders’ security interests in all of the Collateral has been released as set forth in this Section 10.03(b), the Issuers or the Guarantors, as the case may be, shall be required to grant security interests on the same assets to secure the Issuers’ obligations under the Notes and the Guarantors’ obligations under the Note Guarantees on an equal and ratable basis with such other Indebtedness, so long as such other Indebtedness is so secured.

(c)        The Trustee shall (i) release (at the sole cost and expense of the Issuers) the Liens granted by Wynn Las Vegas and the Restricted Subsidiaries in favor of the Trustee for the benefit of the Holders on all of the Golf Course Land (and the related Water Rights) and (ii) permit the termination of the Golf Course Lease and the Access Easement Agreement, so long as:

(1)           no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release,

(2)           the lenders under the Credit Agreement concurrently release their first priority Liens on the Golf Course Land (provided that it shall not be deemed to be a release of the first priority Liens requiring the automatic release of the Trustee’s Liens (for the benefit of the Holders) if the release of the first priority Lien securing the Credit Agreement is the result of a Refinancing of the Credit Agreement and as a result of which the first priority Liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/ or replaced with Liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf)),

(3)           immediately prior to the release of the security interest, and after giving pro forma effect to such release, Wynn Las Vegas’ and its Restricted Subsidiaries’ total debt does not exceed 6.5 times Consolidated EBITDA for the four full fiscal quarters immediately preceding such release; and

(4)           Wynn Las Vegas delivers an Officers’ Certificate (including supporting calculations in reasonable detail) to the Trustee confirming that the conditions in clauses (1), (2) and (3) of this Section 10.03(c) have been satisfied.

Notwithstanding the foregoing, if Wynn Las Vegas incurs debt to finance the project costs related to the building of a project on the Golf Course Land (the “Phase III Project”) pursuant to clause (8) of Section 4.09(b) hereof, then the security interest in the Golf Course Land may not be released without first obtaining the consent of 90% of the Holders of the Notes.

Upon any such release of those security interests, the disposition or transfer of such assets shall no longer be subject to any of the restrictive covenants in this Indenture.

(d)        The Trustee shall (i) release (at the sole cost and expense of the Issuers) the Liens granted by Wynn Las Vegas and the Restricted Subsidiaries in favor of the Trustee for the benefit of the Holders in the Home Site Land and (ii) permit the amendment of the Golf Course Lease and the Access Easement Agreement to contemplate the release of the Home Site Land, if the lenders under the Credit Agreement concurrently release their first priority Liens on the Home Site Land, so long as no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release; provided that it shall not be deemed to be a release of such first priority Liens requiring the release by the Trustee of its Liens (for the benefit of the Holders) on the Home Site Land if the release of such first priority Liens is as a result of a Refinancing of the Credit Agreement, as a result of which the first priority Liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/ or replaced with Liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf).  In the event that, following the automatic release of the Trustee’s Liens (for the benefit of the Holders) in the Home Site Land, Wynn Las Vegas or any of the Restricted Subsidiaries grants a Lien on any or all of the Home Site Land to secure other Indebtedness or any Guarantee thereof, such Person shall concurrently grant a Lien on such portions of the Home Site Land in favor of the Trustee for the benefit of the Holders to secure the Notes (or, if such Person is a Guarantor, its Note Guarantee); provided that the Lien in favor of the Trustee for the benefit of the Holders shall be a first priority Lien pari passu with the Liens securing in favor of the lenders under the Credit Agreement, subject only to other Permitted Liens and the terms of the Intercreditor Agreement).

(e)       The Trustee shall (i) release (at the sole cost and expense of the Issuers) the Liens granted by Wynn Las Vegas and the Restricted Subsidiaries in favor of the Trustee for the benefit of the Holders in two acres of the Golf Course Land in order to permit the construction of a personal residence for Stephen A. Wynn and (ii) permit the amendment of the Golf Course Lease and the Access Easement Agreement to contemplate the release of the Wynn Home Site Land, so long as:

(1)           no Default or Event of Default exists or is continuing immediately prior to or after giving effect to that release,

(2)           the cash purchase price paid by Stephen A. Wynn in immediately available funds for the Wynn Home Site Land prior to the release of such Liens shall not be less than the then Fair Market Value of the Wynn Home Site Land,

(3)           the purchase price is paid directly to Wynn Golf,

(4)           the construction of Stephen A. Wynn’s personal residence shall not materially interfere with the design, construction, operation or use of the remainder of the Golf Course Land and otherwise could not reasonably be expected to materially impair the overall value of the Projects,

(5)           the lenders under the Credit Agreement concurrently release their Liens on the Wynn Home Site Land,

(6)           no Points of Diversion with respect to any water permits held by Wynn Las Vegas or any of its Restricted Subsidiaries or otherwise utilized or expected to utilized with respect to the Projects, wells associated therewith or rights-of-way necessary for the transportation to the Golf Course Land or the Wynn Las Vegas hotel and casino resort water entertainment features of water drawn or to be drawn pursuant to water permits, are located on the released Golf Course Land, or Wynn Golf shall have otherwise transferred or reserved for the benefit of the Golf Course Land (previously or in connection with such disposition) at no cost to Wynn Las Vegas and its Restricted Subsidiaries such easements as are necessary for Wynn Las Vegas and its Restricted Subsidiaries to (A) access such Points of Diversion, (B) own and operate such wells and (C) transport such water to the water features of the Project and/or the Golf Course,

(7)           Wynn Las Vegas and Wynn Golf, as the case may be, shall have taken all actions required pursuant to Section 4.25 hereof with respect to any assets or property acquired pursuant to clause (6) above, and

(8)           Wynn Las Vegas and/or Wynn Golf delivers an Officers’ Certificate to the Trustee confirming that the conditions in clauses (1), (2), (3), (4), (5), (6) and (7) of this Section 10.03(e) have been satisfied.

(f)         Upon receipt by the Trustee of the applicable Officers’ Certificate required to be delivered pursuant to Sections 10.03(a), (b), (c), (d) or (e), as the case may be, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Section 10.03.

(g)        The release of any Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Collateral Documents or this Indenture.  To the extent applicable, the Issuers shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and this Indenture and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents and this Indenture, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of Wynn Las Vegas except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

(h)        Notwithstanding anything to the contrary in this Indenture or the Collateral Documents, no Collateral may be released from the Lien and security interests created by the Collateral Documents unless the Officers’ Certificate required by this Section 10.03 has been delivered to the Trustee and any applicable provisions of the Intercreditor Agreement have been complied with.

(i)         At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of this Section 10.03 or the Collateral Documents shall be effective as against the Holders of Notes.

Section 10.04	Certificates of the Issuers.

In addition to the requirements under Section 10.03, the Issuers shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents:

(a)        all documents required by TIA §314(d) and the Collateral Documents; and

(b)        an Opinion of Counsel, which may be rendered by internal counsel to the Issuers, to the effect that such accompanying documents constitute all documents required by TIA §314(d).

The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05	Certificates of the Trustee.

In the event that the Issuers wish to release Collateral in accordance with the Collateral Documents and have delivered the certificates and documents required by the Collateral Documents and Sections 10.03 and 10.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.04(2) hereof, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.06	Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Sections 7.01, 7.02 and 10.01(b) hereof, the Intercreditor Agreement and the Collateral Documents, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(a)        enforce any of the terms of the Collateral Documents; and

(b)        collect and receive any and all amounts payable in respect of the Obligations of the Issuers and the Guarantors hereunder and under the Collateral Documents.

The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.07	Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.08	Rights in the Pledged Collateral.

(a)        So long as no Event of Default shall have occurred and be continuing, and subject to the provisions of this Indenture, the Intercreditor Agreement and the other Collateral Documents, Wynn Las Vegas and each Guarantor shall be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by such Person and to exercise any voting and other consensual rights pertaining to the Collateral pledged by such Person.  Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Collateral Documents, this Indenture and the limitations in the Intercreditor Agreement and the exercise by the Trustee of its rights under the Collateral Documents and subject to applicable Gaming Laws:

(1)           upon receipt by the affected Person of notice from the Trustee so stating, all rights of such Person to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Trustee which, to the extent permitted by law, shall have the sole right to exercise such rights;

(2)           all rights of such Person to receive all cash dividends, interest and other payments made upon, or with respect to, the Collateral shall cease and such cash dividends, interest and other payments shall be paid to the Trustee; and

(3)           subject to applicable law, including procedural restraints imposed on sales of collateral by secured creditors generally, the Trustee may sell the Collateral or any part thereof in accordance with the terms of this Indenture, the Intercreditor Agreement and the other Collateral Documents.

(b)        Nothing contained in this Section 10.08 shall be deemed to restrict the ability of Wynn Las Vegas to make the Restricted Payments permitted to be made during the occurrence of an Event of Default under Section 4.07(b) hereof.

Section 10.09	Termination of Security Interest.

Upon the payment in full in immediately available funds of all Obligations of the Issuers under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the written request of the Issuers, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens on the Collateral pursuant to this Indenture and the Collateral Documents and to take such actions at the Issuers’ sole cost and expense as the Issuers may reasonably request to evidence such release, including, without limitation, the return of assets pledged as Collateral and the execution and delivery of related instruments of transfer, lien, releases, reconveyances, termination statements and any similar documents and instruments.

ARTICLE 11.
NOTE GUARANTEES

Section 11.01	Note Guarantee.

(a)        Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents or the obligations of the Issuers hereunder or thereunder, that:

(1)           the principal of, premium and Liquidated Damages, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection.

(b)        The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each of the Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.  Each Guarantor waives any right or claims of right to cause a marshalling of the Issuers’ or any Guarantor’s assets or to proceed against any Guarantor, any Issuer or any other guarantor of any Obligations that are Guaranteed in any particular order, including, but not limited to, any right arising out of Nevada Revised Statutes 40.430, to the fullest extent permitted by Nevada Revised Statutes 40.495(2).

(c)        If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either Issuer or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)        Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each of the Guarantors further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor, as the case may be, that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01, each of the Guarantors hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its Officers.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Issuers create or acquire any Subsidiary after the date of this Indenture, if required by Sections 4.21 and 4.25 hereof, the Issuers shall cause such Subsidiary to comply with the provisions of Sections 4.21 and 4.25 hereof and this Article 11, to the extent applicable.

Section 11.04	Guarantors May Consolidate, etc., on Certain Terms.

(a)        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than either of the Issuers or another Guarantor, unless:

(1)           immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)           either:

  (A)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture and other appropriate documents satisfactory to the Trustee; or

  (B)           the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 hereof.

(b)        In case of any consolidation, merger, sale or conveyance of or involving a Guarantor under this Section 11.04 hereof, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the

Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)           Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuers or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

(d)           Notwithstanding the foregoing, each Guarantor is permitted to reorganize as a corporation pursuant to a Permitted C-Corp. Conversion.

Section 11.05	Releases Following Sale of Assets.

Subject to compliance with Section 11.04 hereof, the Note Guarantee of a Guarantor and the security interests granted by that Guarantor to secure its Note Guarantee shall be released: (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Wynn Las Vegas or one of its Restricted Subsidiaries, if the sale or other disposition complies with the applicable provisions of this Indenture, including, without limitation, Section 4.10 hereof; or (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Wynn Las Vegas or one of its Restricted Subsidiaries, if the sale complies with the applicable provisions of this Indenture, including, without limitation, Section 4.10 hereof.  Upon delivery by Wynn Las Vegas to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Indenture, including, without limitation, Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.06	Release of Guarantees.

Subject to compliance with the provisions described above under this Article 11, the Note Guarantee of a Guarantor and the security interests granted by that Guarantor to secure its Note Guarantee will be released:

(a)        if the lenders under the Credit Agreement release the guarantees by such Guarantor under the Credit Agreement (provided that it will not be deemed to be a release of the first priority security interest requiring the automatic release of the Trustee’s Liens (for the benefit of the Holders) if the release of the first priority lien securing the Credit Agreement is the result of a Refinancing of the Credit Agreement and as a result of which the first priority liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/ or replaced with liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf);

(b)        in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of Wynn Las Vegas, if the sale or other disposition is made in compliance with Section 4.10 hereof, and if, after giving effect to such sale or other disposition, such Guarantor is an Immaterial Subsidiary;

(c)        in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of Wynn Las Vegas, if the sale or other disposition does not violate Section 4.10 hereof;

(d)        if Wynn Las Vegas designates such Guarantor, if a Restricted Subsidiary, to be an Unrestricted Subsidiary in accordance with Section 4.17 hereof; or

(e)        upon Legal Defeasance as provided for in Section 8.02 hereof or satisfaction and discharge of this Indenture as provided for in Section 12.01 hereof.

In addition to the release of any Note Guarantee by the applicable Guarantor as described in this Section 11.06, the obligations of the Guarantors under the Note Guarantees will be released if all of the Collateral is released as provided for in Section 10.03(b) hereof.

ARTICLE 12.
SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge.

This Indenture and the Collateral Documents shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(a)        either:

(1)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(2)           all Notes that have not been delivered to the Trustee for cancellation will become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(b)        no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(c)        the Issuers or any Guarantor have paid or caused to be paid all sums payable by the Issuers under this Indenture; and

(d)        the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture , if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section, the provisions of Section 12.02 and Section 8.06 shall survive.  In addition, nothing in this Section 12.01 shall be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02	Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Liquidated Damages, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuers have made any payment of principal of, premium or Liquidated Damages, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.
JOINT AND SEVERAL LIABILITY

Section 13.01	Joint and Several Liability.

(a)        Notwithstanding any contrary provision contained in this Indenture, the Notes and the Collateral Documents to which both of the Issuers are a party, the covenants, agreements and obligations of the Issuers, and either of them, shall be deemed joint and several obligations of the Issuers.  Any waiver including, without limitation, any suretyship waiver, made by either Issuer in this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party shall be deemed to be made also by the other Issuer and references in any such waiver to either Issuer shall be deemed to include the other Issuer and each of them to the fullest extent permitted by applicable law.

(b)        Notwithstanding any contrary provision contained in this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, each such document to which both Issuers are party shall be deemed to include, without limitation, the following waivers:

Each of the Issuers hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (i) any right to require the Trustee or any of the Holders (each a “Beneficiary”) to proceed against either of the Issuers or any other Person or to proceed against or exhaust any security held by a Beneficiary at any time or to pursue any other remedy in the power of a Beneficiary before proceeding against such Issuer or other Person, (ii) the defense of the statute of limitations in any action hereunder or in any action for the collection or performance of the Obligations under the Indenture, the Notes and any of the Collateral Documents (collectively, the “Note Obligations”), (iii) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person or the failure of a Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Person, (iv) appraisal, valuation, stay, extension, marshaling of assets, redemption, exemption, demand, presentment, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non action on the part of a Beneficiary, any Issuer, any endorser, guarantor or creditor of either Issuer or on the part of any other Person under this or any other instrument or document in connection with any Obligation or evidence of Indebtedness held by a Beneficiary as collateral or in connection with the Note Obligations, (v) any defense based upon an election of remedies by a Beneficiary, including, without limitation, an election to proceed by non judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of either Issuer, the right of either Issuer to proceed against the other Issuer or any other Person for reimbursement, or both, (vi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (vii) any duty on the part of a Beneficiary to disclose to either Issuer any facts a Beneficiary may now or hereafter know about either of the Issuers or any other Person, regardless of whether a Beneficiary has reason to believe that any such facts materially increase the risk beyond that which such Issuer intends to assume, or has reason to believe that such facts are unknown to such Issuer, or has a reasonable opportunity to communicate such facts to the either Issuer, because each Issuer acknowledges that each Issuer is fully responsible for being and keeping informed of the financial condition of each of the Issuers or any other Person and of all circumstances bearing on the risk of non payment of any Note Obligations, (viii) any defense arising because of the election of a Beneficiary, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Law, (ix) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Law, (x) any claim or other rights which it may now or hereafter acquire against the other Issuer or any other Person that arises from the existence of performance of each Issuer of its obligations under this Indenture, the Notes or any Collateral Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy by a Beneficiary against the other Issuer or any collateral which a Beneficiary now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from either of the Issuers or any other Person, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim or other rights, (xi) any rights which it may acquire by way of contribution under this Indenture, the Notes or any Collateral Document, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other Person, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such contribution rights, and (xii) any defense based on one action laws and any other anti deficiency protections granted to guarantors by applicable law.  No failure or delay on the Trustee’s part in exercising any power, right or privilege under this Indenture shall impair or waive one such power, right or privilege.  Each of the Issuers acknowledges and agrees that any nonrecourse or exculpation provided for in this Indenture, the Notes or any Collateral Document, or any other provision of this Indenture, the Notes or any Collateral Document, limiting the Beneficiaries’ recourse to specific collateral, or limiting the Beneficiaries’ right to enforce a deficiency judgment against the Issuers, shall have absolutely no application to the Issuers’ liability under this Indenture, the Notes or any Collateral Documents.

(c)        In the event of any inconsistency between the provisions of this Article 13 and the corresponding provisions of this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, the provisions of this Indenture shall govern.

ARTICLE 14.
MISCELLANEOUS

Section 14.01	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 14.02	Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard
South Las Vegas, NV 89109
Telecopier No.: (702) 770-1104
Attention: President

With a copy to:

c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard
South Las Vegas, NV 89109
Telecopier No.: (702) 770-1503
Attention: General Counsel

With a further copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Telecopier No.: (213) 621-5010
Attention: Jerome Coben, Esq. and Casey Fleck, Esq.

If to the Trustee:

U.S. Bank National Association
EP-MN-WS3C
60 Livingston Avenue
St. Paul, MN 55107-2292
Telecopier No.: (651) 495-8097
Attention: Corporate Trust Department

The Issuers, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a)        an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)        an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(a)        a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)        a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)        a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07	No Personal Liability of Directors, Officers, Employees and Equity Holders.

No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of either Issuer, any of the Restricted Subsidiaries or any Guarantor, as such, shall have any liability for any obligations of either Issuer, any such Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, this Indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08	Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK OBLIGATIONS LAW.

Section 14.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their respective Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10	Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.05.

Section 14.11	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures Pages Follow]

SIGNATURES

Dated as of April 28, 2010	ISSUERS:

WYNN LAS VEGAS, LLC,
a Nevada limited liability company

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited,
a Nevada corporation,
its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

WYNN LAS VEGAS CAPITAL CORP., a Nevada corporation,

	By:	/s/ Matt Maddox
		Name:	Matt Maddox
		Title:	Chief Financial Officer and Treasurer

Indenture

GUARANTORS:

KEVYN, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

LAS VEGAS JET, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

Indenture

WORLD TRAVEL, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

WYNN GOLF, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

Indenture

WYNN SHOW PERFORMERS, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

WYNN SUNRISE, LLC,
a Nevada limited liability company

By:	Wynn Las Vegas, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

/s/ Matt Maddox
			Name:	Matt Maddox
			Title:	Chief Financial Officer and Treasurer

Indenture

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as trustee

By:	/s/ Raymond Haverstock
	Name:	Raymond Haverstock
	Title:	Vice President

Indenture

EXHIBIT A-1

 [Face of Note]

CUSIP/CINS  983130 AM7
7 7/8% [Series A] [Series B] First Mortgage Notes due 2020

No. ___ $____________

WYNN LAS VEGAS, LLC
WYNN LAS VEGAS CAPITAL CORP.

promise to pay to ______________________ or registered assigns,

the principal sum of

DOLLARS on May 1, 2020.

Interest Payment Dates: November 1 and May 1

Record Dates: October 15 and April 15

Dated: April 28, 2010

WYNN LAS VEGAS, LLC,
a Nevada limited liability company

By:		Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

By:
Name:
Title:

By:
Name:
Title:

WYNN LAS VEGAS CAPITAL CORP.,
a Nevada corporation

By:
Name:
Title:
By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

A-1-1

[Back of Note]
7 7/8% [Series A] [Series B] First Mortgage Notes due 2020

[Insert the Private Placement Legend, if applicable, pursuant to Section 2.06(g)(1) of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to Section 2.06(g)(2) of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest.  Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas” ) and Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital,” and together with Wynn Las Vegas, the “Issuers”), as joint and several obligors, promise to pay interest on the principal amount of this Note at 7⅞% per annum from April 28, 2010 until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below.  The Issuers shall pay interest and Liquidated Damages, if any, semi-annually in arrears on November 1 and May 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2010.  The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Issuers shall pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the October 15 or April 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent.  Such payment shall be in

A-1-2

such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)           Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  Either Issuer or any of their Restricted Subsidiaries may act in any such capacity.

(4)           Indenture and Collateral Documents.  The Issuers issued the Notes under an Indenture dated as of April 28, 2010 (the “Indenture” ) among the Issuers, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Issuers.  The Notes and the Note Guarantees are secured by a grant of a security interest in Collateral pursuant to the Collateral Documents referred to in the Indenture.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.  Notes (other than Exchange Notes) issued after the date of the Indenture in compliance with the applicable requirements of the Indenture are referred to as “Additional Notes.” The term “Notes” includes any Additional Notes hereafter issued.

(5)           Optional Redemption.

   (a)           Except as set forth in subparagraph (b) of this Paragraph 5, the Issuers shall not have the option to redeem the Notes prior to May 1, 2015.  On or after May 1, 2015, the Issuers shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2015	103.938%
2016	102.625%
2017	101.313%
2018 and thereafter	100.000%

Unless the Issuers defaults in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

   (b)           Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to May 1, 2013, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes with the net cash proceeds of one or more Qualified Equity Offerings of Wynn Resorts that are contributed to Wynn Las Vegas; at a redemption price equal to 107.875% of the principal amount redeemed, plus accrued and unpaid

A-1-3

interest and Liquidated Damages, if any, thereon to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including Additional Notes) remain outstanding immediately after the occurrence of such redemption, and that such redemption occurs within 60 days of the date of the closing of such Qualified Equity Offering.

(6)           Mandatory Redemption.  Other than as set forth in Paragraph 7 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           Mandatory Disposition or Redemption Pursuant to Gaming Laws.  Notwithstanding any other provision of the Indenture or this Note, if any Gaming Authority requires a Holder or Beneficial Owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (a) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (b) is notified by a Gaming Authority that it shall not be licensed, qualified or found suitable, the Issuers shall have the right, at their option, to: (1) require the Holder or Beneficial Owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of: (a) the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability if the Holder fails to apply for a license, qualification or finding of suitability during such period, or (b) the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner shall not be licensed, qualified or found suitable by the Gaming Authority; or (2) redeem the Notes of the Holder or Beneficial Owner at a redemption price equal to: (a) the price required by applicable law or by order of any Gaming Authority, or (b) the lesser of: (i) the principal amount of the Notes, and (ii) the price that the Holder or Beneficial Owner paid for the Notes, in either case, together with accrued and unpaid interest and Liquidated Damages, if any, on the Notes to the earlier of (A) the date of redemption or such earlier date as is required by the Gaming Authority or (B) the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.  The Issuers shall notify the Trustee in writing of any redemption pursuant to this Section 7 as soon as practicable.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of Notes shall not be licensed, qualified or found suitable, the Holder or Beneficial Owner shall not have any further rights with respect to the Notes to: (a) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or (b) receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the Notes.

The Issuers are not required to pay or reimburse any Holder or Beneficial Owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto.  Those expenses shall be the obligation of the Holder or Beneficial Owner.

A-1-4

(8)           Repurchase at Option of Holder.

   (a)           If a Change of Control, occurs, the Issuers shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the “Change of Control Payment”).  Within 10 days following any Change of Control, the Issuers shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

   (b)           If Wynn Las Vegas or any of the Restricted Subsidiaries consummate any Asset Sales, within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Net Proceeds exceeds $20.0 million or (ii) the date when the proceeds of any sale of assets are required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas shall allocate a portion of the Excess Proceeds, determined by multiplying the amount of such Excess Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Asset Sale Offer Amount”), to make an offer (an “Asset Sale Offer”) to all holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to Sections 3.10 and 4.10 of the Indenture to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages , if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Proceeds less the Asset Sale Offer Amount (the “Asset Sale Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Asset Sale Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment, such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Asset Sale Offer Amount and offered to the holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Asset Sale Offer as provided in the preceding sentence.  Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from Wynn Las Vegas prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

   (c)           If Wynn Las Vegas or any of the Restricted Subsidiaries experiences an Event of Loss with respect to Collateral (other than Events of Loss with respect to Collateral comprising Encore at Wynn Las Vegas, if applicable, at any time prior to the completion of construction of Encore at Wynn Las Vegas), within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Loss Proceeds exceeds $500.0 million or (ii) the date when, pursuant to the Credit Agreement, Excess Loss Proceeds are required to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas shall allocate a portion of such Excess Loss Proceeds determined by multiplying the amount of such Excess Loss Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then

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outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Event of Loss Offer Amount”), to make an offer (an “Event of Loss Offer”) to all Holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to Sections 3.10 and 4.16 of the Indenture to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Loss Proceeds less the Event of Loss Offer Amount (the “Event of Loss Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Event of Loss Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment but does not exceed $100.0 million (unless the lenders under the Credit Agreement have waived any requirement of Wynn Las Vegas to prepay revolving credit Indebtedness outstanding under the Credit Agreement and to effect a corresponding permanent reduction of the commitments thereunder), such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Event of Loss Offer Amount and offered to the Holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Event of Loss Offer as provided in the previous sentence above.  Any Event of Loss Offer made pursuant to the terms of the indenture governing the 2014 Notes or the 2017 Notes shall be required to be made to the Holders of Notes as holders of Pari Passu Debt (as defined in those indentures).  Holders of Notes that are the subject of an offer to purchase shall receive an Event of Loss Offer from Wynn Las Vegas prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9)           Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(10)           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be

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redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11)        Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

(12)        Amendment, Supplement and Waiver.

  (a)           Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees and, subject to the terms of the Intercreditor Agreement and the Indenture, the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement and the Indenture, the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class.  Notwithstanding any other provision in the Indenture, the Notes, the Note Guarantees or the Collateral Documents, any amendment or modification to the definition of “Excluded Assets” in the Pledge and Security Agreement or the definition of “Excluded Property” in the Deeds of Trust shall require, in addition to the other consents required pursuant to Section 10.01(b) of the Indenture and the Intercreditor Agreement, the consent of at least a majority in principal amount of the then outstanding Notes voting as a single class, if as a result of such amendment or modification, the Notes will not be secured by substantially all of the assets of the Issuers and the Guarantors.

  (b)           Without the consent of each Holder of Notes affected or, in the case of clauses (viii), (ix) and (x) below only, without the consent of the Holders of at least 95% in the aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder) (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than Sections 3.10, 4.10, 4.15 and 4.16 of the Indenture), (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iv) waive a Default or Event of Default in the payment of principal of, or interest, premium, or Liquidated Damages, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated herein, (vi) make any change in Section 6.04 of the Indenture or the rights of Holders of Notes to receive payments of principal of, or interest, premium or Liquidated Damages, if any, on, the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by Section 3.10, 4.10, 4.15 or 4.16 of the Indenture), (viii) release all or substantially all of the Collateral except in accordance with the provisions of the Collateral Documents, (ix) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral except in accordance with the terms of the indenture, (x) amend Section 10.03 of the Indenture, or (xi) make any change in the preceding amendment and waiver provisions.

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  (c)           Without the consent of any Holder of a Note, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees or the Collateral Documents to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the either Issuers’ or any Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuers or such Guarantor, as the case may be, in the case of a merger or consolidation or sale of all or substantially all of the Wynn Las Vegas’ or such Guarantor’s assets pursuant to Article 5 of the Indenture, (iv) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any such Holder under the Indenture, including any amendment or modification to the Intercreditor Agreement that gives or provides for any additional rights to the Holders to direct the Collateral Agent to enforce remedies against the Collateral and/or participate in other decisions regarding collateral and/or the enforcement of security documents, (v) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (vi) provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture, (vii) allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes or (viii) enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto.

(13)        Defaults and Remedies.  Events of Default include: (i) default for 30 days in the payment when due of interest on and Liquidated Damages, if any, with respect to the Notes; (ii) default in payment when due of principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to comply with Sections 4.07, 4.09, 4.10, 4.15, 4.16 or 5.01 of the Indenture; (iv) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes, not set forth in clause (iii) above; (v) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries, the Completion Guarantor or any other party thereto (other than the Trustee or any representative of the lenders under the Credit Agreement or other lenders party thereto) for 60 days after receipt of written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its agreements, as applicable, in any Collateral Document; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Wynn Las Vegas or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Wynn Las Vegas or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default (a) is caused by a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vii) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) aggregating in excess of $20.0 million, which judgments are not paid, bonded,

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discharged or stayed for a period of 60 days; (viii) any event of default under any of the Collateral Documents or any of the Collateral Documents shall cease, for any reason (other than pursuant to their terms), to be in full force and effect, or Wynn Capital, Wynn Las Vegas, or any of its Restricted Subsidiaries or any Affiliate of any such Person or any Person acting on behalf of any such Person, shall so assert as to any of such Person’s properties or assets, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents; (ix) any material representation or warranty made or deemed made by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default under the Indenture only to the extent such inaccuracy constitutes an event of default under a Disbursement Agreement; (x) except as expressly provided therein or by the Indenture, any Note Guarantee issued by a Significant Restricted Subsidiary of Wynn Las Vegas shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary of Wynn Las Vegas, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee; (xi) certain events of bankruptcy or insolvency described in the Indenture with respect to (a) either Issuer, (b) any Significant Restricted Subsidiary of Wynn Las Vegas or (c) any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas; (xii) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at any Gaming Facility for a period of more than 90 consecutive days; or (xiii) if Wynn Las Vegas ever fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Wynn Capital.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (a) either Issuer, (b) any Significant Restricted Subsidiary of Wynn Las Vegas or (c) any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture, the Intercreditor Agreement and in the other Collateral Documents.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  However, as long as any Indebtedness is outstanding under the Credit Agreement or any of the 2014 Notes remain outstanding, the Holders will not have any right to direct the Collateral Agent to enforce remedies against the Collateral.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or premium or Liquidated Damages, if any.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or

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Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the Notes.  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Collateral Documents.  Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

(14)        Intercreditor Agreement.  The Indenture authorizes the Trustee to enter into the Intercreditor Agreement on behalf of itself and the Holders of the Notes.  The Intercreditor Agreement will restrict the ability of the Trustee and the Holders of the Notes to exercise certain rights and remedies with respect to the Collateral.  Under the Intercreditor Agreement, the agent under the Credit Agreement will have the right, subject to certain limited exceptions, to direct the Collateral Agent to enter into amendments of, or waive defaults under, the Collateral Documents that grant Liens on the Collateral without obtaining consent of the Trustee or the Holders of the Notes.  At any time when at least $100.0 million in Indebtedness remains outstanding under the Credit Agreement, the agent under the Credit Agreement will also have the right to amend the Intercreditor Agreement without the consent of the Trustee or the Holders of the Notes, so long as such amendment only affects the subordination provisions in respect of any junior Indebtedness but does not affect the provisions governing the relationship between the lenders under the Credit Agreement and the Holders of the Notes.

(15)        Trustee Dealings with Issuers.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 of the Indenture.

(16)        No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of either Issuer, any of the Restricted Subsidiaries of Wynn Las Vegas or any Guarantor, as such, shall have any liability for any obligations of either Issuer, any such Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, the Indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

(17)        Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18)        Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(19)        Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of April 28, 2010, among the Issuers, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(20)        Governing Law.  THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 4-1401 OF THE NEW YORK OBLIGATIONS LAW.

(21)        CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement and/or the Collateral Documents.  Requests may be made to:

c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard, South
Las Vegas, NV 89109
Telecopier No.: (702) 770-1520
Attention: General Counsel

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EXHIBIT A-1

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date: _______________

Your Signature:
             (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT A-1

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, 4.15 or 4.16 of the Indenture, check the appropriate box below:

Section 4.10                      Section 4.15                      Section 4.16

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10, Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
            (Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A-2

[Face of Regulation S Temporary Global Note]

CUSIP/CINS  U98347 AF1

7⅞% [Series A] [Series B] First Mortgage Notes due 2020

No. ___	$____________

WYNN LAS VEGAS, LLC
WYNN LAS VEGAS CAPITAL CORP.

promise to pay to ______________________ or registered assigns,

the principal sum of

DOLLARS on May 1, 2020.

Interest Payment Dates: November 1 and May 1

Record Dates: October 15 and April 15

Dated: April 28, 2010

WYNN LAS VEGAS, LLC,
a Nevada limited liability company

By:		Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

By:
Name:
Title:

By:
Name:
Title:

WYNN LAS VEGAS CAPITAL CORP.,
a Nevada corporation

By:
Name:
Title:
By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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[Back of Regulation S Temporary Global Note]
7 7/8% [Series A] [Series B] First Mortgage Notes due 2020

[Insert the Private Placement Legend, if applicable, pursuant to Section 2.06(g)(1) of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to Section 2.06(g)(2) of the Indenture]

[Insert the Regulation S Temporary Global Note Legend pursuant to Section 2.06(g)(3) of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest.  Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”) and Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital,” and together with Wynn Las Vegas, the “Issuers”), as joint and several obligors, promise to pay interest on the principal amount of this Note at 7 7/8% per annum from April 28, 2010 until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below.  The Issuers shall pay interest and Liquidated Damages, if any, semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2010.  The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2)           Method of Payment.  The Issuers shall pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the October 15 or April 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Liquidated Damages, if any,

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and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)           Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  Either Issuer or any of their Restricted Subsidiaries may act in any such capacity.

(4)           Indenture and Collateral Documents.  The Issuers issued the Notes under an Indenture dated as of April 28, 2010 (the “Indenture”) among the Issuers, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Issuers.  The Notes and the Note Guarantees are secured by a grant of a security interest in Collateral pursuant to the Collateral Documents referred to in the Indenture.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.  Notes (other than Exchange Notes) issued after the date of the Indenture in compliance with the applicable requirements of the Indenture are referred to as “Additional Notes.” The term “Notes” includes any Additional Notes hereafter issued.

(5)           Optional Redemption.

(a)           Except as set forth in subparagraph (b) of this Paragraph 5, the Issuers shall not have the option to redeem the Notes prior to May 1, 2015.  On or after May 1, 2015, the Issuers shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2015	103.938%
2016	102.625%
2017	101.313%
2018 and thereafter	100.000%

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Unless the Issuers defaults in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

  (b)           Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to May 1, 2013, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes with the net cash proceeds of one or more Qualified Equity Offerings of Wynn Resorts that are contributed to Wynn Las Vegas; at a redemption price equal to 107.875% of the principal amount redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including Additional Notes) remain outstanding immediately after the occurrence of such redemption, and that such redemption occurs within 60 days of the date of the closing of such Qualified Equity Offering.

(6)           Mandatory Redemption.  Other than as set forth in Paragraph 7 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           Mandatory Disposition or Redemption Pursuant to Gaming Laws.  Notwithstanding any other provision of the Indenture or this Note, if any Gaming Authority requires a Holder or Beneficial Owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (a) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (b) is notified by a Gaming Authority that it shall not be licensed, qualified or found suitable, the Issuers shall have the right, at their option, to: (1) require the Holder or Beneficial Owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of: (a) the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability if the Holder fails to apply for a license, qualification or finding of suitability during such period, or (b) the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner shall not be licensed, qualified or found suitable by the Gaming Authority; or (2) redeem the Notes of the Holder or Beneficial Owner at a redemption price equal to: (a) the price required by applicable law or by order of any Gaming Authority, or (b) the lesser of: (i) the principal amount of the Notes, and (ii) the price that the Holder or Beneficial Owner paid for the Notes, in either case, together with accrued and unpaid interest and Liquidated Damages, if any, on the Notes to the earlier of (A) the date of redemption or such earlier date as is required by the Gaming Authority or (B) the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.  The Issuers shall notify the Trustee in writing of any redemption pursuant to this Section 7 as soon as practicable.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of Notes shall not be licensed, qualified or found suitable, the Holder or Beneficial Owner shall not have any further rights with respect to the Notes to: (a) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or (b) receive any interest or any other distribution or payment with respect to the Notes, or

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any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the Notes.

The Issuers are not required to pay or reimburse any Holder or Beneficial Owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto.  Those expenses shall be the obligation of the Holder or Beneficial Owner.

(8)          Repurchase at Option of Holder.

  (a)           If a Change of Control, occurs, the Issuers shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the “Change of Control Payment”).  Within 10 days following any Change of Control, the Issuers shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

  (b)           If Wynn Las Vegas or any of the Restricted Subsidiaries consummate any Asset Sales, within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Net Proceeds exceeds $20.0 million or (ii) the date when the proceeds of any sale of assets are required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas shall allocate a portion of the Excess Proceeds, determined by multiplying the amount of such Excess Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Asset Sale Offer Amount”), to make an offer (an “Asset Sale Offer”) to all holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to Sections 3.10 and 4.10 of the Indenture to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Proceeds less the Asset Sale Offer Amount (the “Asset Sale Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Asset Sale Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment, such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Asset Sale Offer Amount and offered to the holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Asset Sale Offer as provided in the preceding sentence.  Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from Wynn Las Vegas prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

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  (c)           If Wynn Las Vegas or any of the Restricted Subsidiaries experiences an Event of Loss with respect to Collateral (other than Events of Loss with respect to Collateral comprising Encore at Wynn Las Vegas, if applicable, at any time prior to the completion of the construction of Encore at Wynn Las Vegas), within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Loss Proceeds exceeds $500.0 million or (ii) the date when, pursuant to the Credit Agreement, Excess Loss Proceeds are required to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas shall allocate a portion of such Excess Loss Proceeds determined by multiplying the amount of such Excess Loss Proceeds by a fraction, the numerator of which is the total aggregate principal amount of Notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of Notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Event of Loss Offer Amount”), to make an offer (an “Event of Loss Offer”) to all Holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to Sections 3.10 and 4.16 of the Indenture to repurchase such Notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the Notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and such other Pari Passu Debt to the date of repurchase, which offer price shall be payable in cash.  The amount of any such Excess Loss Proceeds less the Event of Loss Offer Amount (the “Event of Loss Repayment Amount”) shall concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Event of Loss Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment but does not exceed $100.0 million (unless the lenders under the Credit Agreement have waived any requirement of Wynn Las Vegas to prepay revolving credit Indebtedness outstanding under the Credit Agreement and to effect a corresponding permanent reduction of the commitments thereunder), such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Event of Loss Offer Amount and offered to the Holders of Notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Event of Loss Offer as provided in the previous sentence above.  Any Event of Loss Offer made pursuant to the terms of the indenture governing the 2014 Notes or the 2017 Notes shall be required to be made to the Holders of Notes, as holders of Pari Passu Debt (as defined in those indentures).  Holders of Notes that are the subject of an offer to purchase shall receive an Event of Loss Offer from Wynn Las Vegas prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9)           Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

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(10)        Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture.  Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.

(11)        Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

(12)        Amendment, Supplement and Waiver.

  (a)           Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees and, subject to the terms of the Intercreditor Agreement and the Indenture, the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement and the Indenture, the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class.  Notwithstanding any other provision in the Indenture, the Notes, the Note Guarantees or the Collateral Documents, any amendment or modification to the definition of "Excluded Assets" in the Pledge and Security Agreement or the definition of "Excluded Property" in the Deeds of Trust shall require, in addition to the other consents required pursuant to Section 10.01(b) of the Indenture and the Intercreditor Agreement, the consent of at least a majority in principal amount of the then outstanding Notes voting as a single class, if as a result of such amendment or modification, the Notes will not be secured by substantially all of the assets of the Issuers and the Guarantors.

  (b)           Without the consent of each Holder of Notes affected or, in the case of clauses (viii), (ix) and (x) below only, without the consent of the Holders of at least 95% in the aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder) (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with

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respect to the redemption of the Notes (other than Sections 3.10, 4.10, 4.15 and 4.16 of the Indenture), (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iv) waive a Default or Event of Default in the payment of principal of, or interest, premium, or Liquidated Damages, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated herein, (vi) make any change in Section 6.04 of the Indenture or the rights of Holders of Notes to receive payments of principal of, or interest, premium or Liquidated Damages, if any, on, the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by Section 3.10, 4.10, 4.15 or 4.16 of the Indenture), (viii) release all or substantially all of the Collateral except in accordance with the provisions of the Collateral Documents, (ix) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of the indenture, (x) amend Section 10.03 of the Indenture, or (xi) make any change in the preceding amendment and waiver provisions.

  (c)           Without the consent of any Holder of a Note, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees or the Collateral Documents to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the either Issuers’ or any Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuers or such Guarantor, as the case may be, in the case of a merger or consolidation or sale of all or substantially all of the Wynn Las Vegas’ or such Guarantor’s assets pursuant to Article 5 of the Indenture, (iv) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any such Holder under the Indenture, including any amendment or modification to the Intercreditor Agreement that gives or provides for any additional rights to the Holders to direct the Collateral Agent to enforce remedies against the Collateral and/or participate in other decisions regarding collateral and/or the enforcement of security documents, (v) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (vi) provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture, (vii) allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes or (viii) enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto.

(13)        Defaults and Remedies.  Events of Default include: (i) default for 30 days in the payment when due of interest on and Liquidated Damages, if any, with respect to the Notes; (ii) default in payment when due of principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to comply with Sections 4.07, 4.09, 4.10, 4.15, 4.16 or 5.01 of the Indenture; (iv) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes, not set forth in clause (iii) above; (v) failure by Wynn

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Capital, Wynn Las Vegas or any of its Restricted Subsidiaries, the Completion Guarantor or any other party thereto (other than the Trustee or any representative of the lenders under the Credit Agreement or other lenders party thereto) for 60 days after receipt of written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its agreements, as applicable, in any Collateral Document; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Wynn Las Vegas or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Wynn Las Vegas or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default (a) is caused by a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vii) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) aggregating in excess of $20.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; (viii) any event of default under any of the Collateral Documents or any of the Collateral Documents shall cease, for any reason (other than pursuant to their terms), to be in full force and effect, or Wynn Capital, Wynn Las Vegas, or any of its Restricted Subsidiaries or any Affiliate of any such Person or any Person acting on behalf of any such Person, shall so assert as to any of such Person’s properties or assets, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents; (ix) any material representation or warranty made or deemed made by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default under the Indenture only to the extent such inaccuracy constitutes an event of default under a Disbursement Agreement; (x) except as expressly provided therein or by the Indenture, any Note Guarantee issued by a Significant Restricted Subsidiary of Wynn Las Vegas shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary of Wynn Las Vegas, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee; (xi) certain events of bankruptcy or insolvency described in the Indenture with respect to (a) either Issuer, (b) any Significant Restricted Subsidiary of Wynn Las Vegas or (c) any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas; (xii) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at any Gaming Facility for a period of more than 90 consecutive days; or (xiii) if Wynn Las Vegas ever fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Wynn Capital.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (a) either Issuer, (b) any Significant Restricted Subsidiary of

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Wynn Las Vegas or (c) any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture, the Intercreditor Agreement and in the other Collateral Documents.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  However, as long as any Indebtedness is outstanding under the Credit Agreement or any of the 2014 Notes remain outstanding, the Holders will not have any right to direct the Collateral Agent to enforce remedies against the Collateral.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or premium or Liquidated Damages, if any.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the Notes.  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Collateral Documents.  Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

(14)        Intercreditor Agreement.  The Indenture authorizes the Trustee to enter into the Intercreditor Agreement on behalf of itself and the Holders of the Notes.  The Intercreditor Agreement will restrict the ability of the Trustee and the Holders of the Notes to exercise certain rights and remedies with respect to the Collateral.  Under the Intercreditor Agreement, the agent under the Credit Agreement will have the right, subject to certain limited exceptions, to direct the Collateral Agent to enter into amendments of, or waive defaults under, the Collateral Documents that grant Liens on the Collateral without obtaining consent of the Trustee or the Holders of the Notes.  At any time when at least $100.0 million in Indebtedness remains outstanding under the Credit Agreement, the agent under the Credit Agreement will also have the right to amend the Intercreditor Agreement without the consent of the Trustee or the Holders of the Notes, so long as such amendment only affects the subordination provisions in respect of any junior Indebtedness but does not affect the provisions governing the relationship between the lenders under the Credit Agreement and the Holders of the Notes.

(15)        Trustee Dealings with Issuers.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 of the Indenture.

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(16)        No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of either Issuer, any of the Restricted Subsidiaries of Wynn Las Vegas or any Guarantor, as such, shall have any liability for any obligations of either Issuer, any such Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, the Indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

(17)        Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18)        Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)        Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of April 28, 2010, among the Issuers, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(20)        Governing Law.  THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 4-1401 OF THE NEW YORK OBLIGATIONS LAW.

(21)        CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement and/or the Collateral Documents.  Requests may be made to:

c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard, South

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Las Vegas, NV 89109
Telecopier No.: (702) 770-1520
Attention: General Counsel

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EXHIBIT A-2

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date: _______________

Your Signature:
               (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT A-2

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, 4.15 or 4.16 of the Indenture, check the appropriate box below:

Section 4.10                      Section 4.15                      Section 4.16

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10, Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
              (Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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EXHIBIT A-2

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Wynn Las Vegas, LLC
Wynn Las Vegas Capital Corp.
3131 Las Vegas Boulevard, South
Las Vegas, Nevada 89109
Telecopy: (702) 770-1100
Attention: President

U.S. Bank National Association
EP-MN-WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107
Telecopy: (651) 495-8097
Attention: Corporate Trust Department

Re: 7⅞% First Mortgage Notes due 2020

Reference is hereby made to the Indenture, dated as of April 28, 2010 (the “Indenture”), among Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”), Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital” and, together with Wynn Las Vegas, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

EXHIBIT B

2.           ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.           ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

   (a)           ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

   (b)           ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

   (c)           ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

   (d)           ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of

EXHIBIT B

Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.            ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

   (a)           ☐ Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

   (b)           ☐ Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

   (c)           ☐ Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions

EXHIBIT B

on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

      By:
      Name:
      Title:

Dated: _______________________

EXHIBIT B

ANNEX A TO CERTIFICATE OF TRANSFER

1.           The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

  (a)            ☐ a beneficial interest in the:

      (i)            ☐ 144A Global Note (CUSIP _________), or

      (ii)           ☐ Regulation S Global Note (CUSIP _________), or

      (iii)          ☐ IAI Global Note (CUSIP _________); or

  (b)            ☐ a Restricted Definitive Note.

2.           After the Transfer the Transferee will hold:

[CHECK ONE]

  (a)            ☐ a beneficial interest in the:

      (i)           ☐ 144A Global Note (CUSIP _________), or

      (ii)          ☐ Regulation S Global Note (CUSIP _________), or

      (iii)         ☐ IAI Global Note (CUSIP _________); or

      (iv)          ☐ Unrestricted Global Note (CUSIP _________); or

  (b)            ☐ a Restricted Definitive Note; or

  (c)            ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Wynn Las Vegas, LLC
Wynn Las Vegas Capital Corp.
3131 Las Vegas Boulevard, South
Las Vegas, Nevada 89109
Telecopy: (702) 770-1100
Attention: President

U.S. Bank National Association
EP-MN-WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107
Telecopy: (651) 495-8097
Attention: Corporate Trust Department

Re: 7⅞% First Mortgage Notes due 2020

(CUSIP __________)

Reference is hereby made to the Indenture, dated as of April 28, 2010 (the “Indenture”), among Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”), Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital” and, together with Wynn Las Vegas, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Benef icial Interests in an Unrestricted Global Note

(a)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

EXHIBIT C

(b)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)          ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)          ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)          ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s

EXHIBIT C

Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, Regulation ☐ S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

      By:
      Name:
      Title:

Dated: ______________________

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Wynn Las Vegas, LLC
Wynn Las Vegas Capital Corp.
3131 Las Vegas Boulevard, South
Las Vegas, Nevada 89109
Telecopy: (702) 770-1100
Attention: President

U.S. Bank National Association
EP-MN-WS3C
60 Livingston Avenue
St. Paul, Minnesota 55107
Telecopy: (651) 495-8097
Attention: Corporate Trust Department

Re: 7⅞% First Mortgage Notes due 2020

Reference is hereby made to the Indenture, dated as of April 28, 2010 (the “Indenture”), among Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”), Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital” and, together with Wynn Las Vegas, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a)          ☐ a beneficial interest in a Global Note, or

(b)          ☐    a Definitive Note,

we confirm that:

1.           We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.           We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to

D-1

EXHIBIT D

such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.           We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.           We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

            By:
             Name:
             Title:

Dated: _______________________

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, [each of] the Guarantor(s) (which terms include any successor Person under the Indenture) executing this Notation of Guarantee has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 28, 2010 (the “Indenture”) among Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”) and Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital,” and together with Wynn Las Vegas, the “Issuers”), as joint and several obligors, and Kevyn, LLC, a Nevada limited liability company, Las Vegas Jet, LLC, a Nevada limited liability company, World Travel, LLC, a Nevada limited liability company, Wynn Golf, LLC, a Nevada limited liability company, Wynn Show Performers, LLC, a Nevada limited liability company and Wynn Sunrise, LLC, a Nevada limited liability company, as guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantor(s) to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.  Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for such purpose.

[Name of Guarantor(s)]

By:
Name:
Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20__, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Wynn Las Vegas, LLC, a Nevada limited liability company (“Wynn Las Vegas”), Wynn Las Vegas, Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital,” and together with Wynn Las Vegas, the “Issuers”) and the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 28, 2010 providing for the issuance of an aggregate principal amount of (a) $382,010,000 of 7⅞% First Mortgage Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

  (a)           Along with all Guarantors named in the Indenture, to jointly, severally and unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes, the Collateral Documents or the obligations of the Issuers hereunder or thereunder, that:

     (i)           the principal of, premium and Liquidated Damages, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

     (ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

  (b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

  (c)           The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever, any right or claims of right to cause a marshalling of the Issuers’ or any Guarantor’s assets or to proceed against any Guarantor, any Issuer or any other guarantor of any Obligations which are Guaranteed in any particular order, including, but not limited to, any right arising out of Nevada Revised Statutes 40.430, to the fullest extent permitted by Nevada Revised Statutes 40.495(2).

  (d)           This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

  (e)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Issuers or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

  (f)           The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

  (g)           As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

  (h)           The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

  (i)           Pursuant to Section 11.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee shall not constitute a fraudulent transfer or conveyance.

3.           Execution and Delivery.  Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.           Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms.

  (a)           A Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another Person, other than either of the Issuers or another Guarantor, except as set forth in the Indenture.

  (b)           Notwithstanding the foregoing provisions of this Section 4 or the provisions of Section 11.04 of the Indenture, each Guarantor is permitted to reorganize as a corporation pursuant to a Permitted C-Corp. Conversion.

5.           Releases.

Subject to compliance with the provisions described in Section 4 above and under Article 11 of the Indenture, the Note Guarantee of a Guaranteeing Subsidiary and the security interests granted by that Guaranteeing Subsidiary to secure its Note Guarantee will be released on the terms set forth in the Indenture.

6.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of any Guarantor, as such, shall have any liability for any obligations of either Issuer, any Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, the Indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

7.           NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 4-1401 OF THE NEW YORK OBLIGATIONS LAW.

8.           Conflicts with Indenture.  This Supplemental Indenture is subject to all terms of the Indenture.  To the extent any provision of this Supplemental Indenture conflicts with express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

9.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

10.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

11.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________, 20___

[Guaranteeing Subsidiary]

By:
Name
Title:

Issuers:

WYNN LAS VEGAS, LLC,
a Nevada limited liability company

By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member
its sole member

		By:	Wynn Resorts, Limited, a Nevada
corporation, its sole member

Name:
Title:

WYNN LAS VEGAS CAPITAL CORP.,
a Nevada corporation,

By:
Name
Title:

[Existing Guarantors]

By:
Name
Title:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

EXHIBIT G

COLLATERAL DOCUMENTS

1.	Intercreditor Agreement;

2.	Management Fees Subordination Agreement;

3.	Pledge and Security Agreement;

4.	Collateral Agency Agreement by and between the Collateral Agent, Bank of America, N.A. and the entities named therein as Funding Agents, as amended, modified or supplemented from time to time;

5.	Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date of Closing, made by Wynn Las Vegas, LLC;

6.	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date of Closing, made by Wynn Sunrise, LLC;

7.	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date of Closing, made by Wynn Golf, LLC;

8.	Indemnity Agreement (2020 Notes), dated as of the date of Closing, made by Wynn Las Vegas, LLC in favor of U.S. Bank National Association, as trustee;

9.	Indemnity Agreement (2020 Notes), dated as of the date of Closing, made by Wynn Golf, LLC in favor of U.S. Bank National Association, as trustee;

10.	Indemnity Agreement (2020 Notes), dated as of the date of Closing, made by Wynn Sunrise, LLC in favor of U.S. Bank National Association, as trustee;

11.	Control Agreements;

12.	UCC Financing Statement of Wynn Las Vegas, LLC in favor of the Deutsche Bank Trust Company Americas, as collateral agent;

13.	UCC Financing Statement of Wynn Las Vegas Capital Corp. in favor of Deutsche Bank Trust Company Americas, as collateral agent;

14.	UCC Financing Statement of Wynn Resorts Holdings, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

15.	UCC Financing Statement of World Travel, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

16.	UCC Financing Statement of Las Vegas Jet, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

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17.	UCC Financing Statement of Wynn Golf, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

18.	UCC Financing Statement of Wynn Show Performers, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

19.	UCC Financing Statement of Wynn Sunrise, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

20.	UCC Financing Statement of Wynn Completion Guarantor, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

21.	UCC Financing Statement of Kevyn, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

22.	UCC 1 Fixture Filing of Wynn Las Vegas, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

23.	UCC 1 Fixture Filing of Wynn Golf, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

24.	UCC 1 Fixture Filing of Wynn Sunrise, LLC in favor of Deutsche Bank Trust Company Americas, as collateral agent;

Capitalized terms not defined herein shall have the meanings assigned to such terms in the Indenture to which this Exhibit G is attached or the Collateral Documents, as applicable.

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